Exhibit 2.1
SECURITIES PURCHASE AGREEMENT
dated as of
February 24, 2011
by and among
COMPUTER SCIENCES CORPORATION,
DYNCORP,
ADVANCEMED CORPORATION
AND
NCI INFORMATION SYSTEMS, INC.

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Page

10.15 Integration	64
10.16 Expenses	64
10.17 No Assignment	64
10.18 Representation By Counsel; Interpretation	64
10.19 Reference of Disputes to Senior Officers of CSC and Buyer	64
10.20 Jurisdiction and Venue for Resolution of Disputes	64
10.21 Waiver of Jury Trial	65
10.22 No Third Party Beneficiaries	65

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Schedules

SCHEDULE 1.1	Permitted Encumbrances
SCHEDULE 2.2(e)	Closing Date Statement Procedures
SCHEDULE 3.1(f)	Brokers
SCHEDULE 3.2(c)	No Conflicts
SCHEDULE 3.2(e)(1)	Financial Statements
SCHEDULE 3.2(e)(2)	Certain Changes
SCHEDULE 3.2(e)(3)	No Other Liabilities
SCHEDULE 3.2(f)(1)	Tax Returns
SCHEDULE 3.2(f)(2)	Tax Agreements
SCHEDULE 3.2(g)(1)	Material Contracts
SCHEDULE 3.2(g)(2)	Compliance with Material Contracts and Consents
SCHEDULE 3.2(h)(1)	Real and Personal Property; Title to Property
SCHEDULE 3.2(i)(1)	Business IP
SCHEDULE 3.2(i)(2)	Ownership of Business IP
SCHEDULE 3.2(i)(3)	Third Party Intellectual Property Infringement
SCHEDULE 3.2(i)(4)	Intellectual Property Infringement
SCHEDULE 3.2(i)(5)	Intellectual Property Indemnification
SCHEDULE 3.2(i)(6)	Seller and Affiliate Intellectual Property
SCHEDULE 3.2(i)(7)	Business IP with Encumbrances or Joint Ownership
SCHEDULE 3.2(i)(8)	Intellectual Property Assignment Agreements
SCHEDULE 3.2(j)	Legal Proceedings
SCHEDULE 3.2(k)(1)	Employees
SCHEDULE 3.2(k)(2)	Labor Matters
SCHEDULE 3.2(l)	Insurance
SCHEDULE 3.2(m)	Permits
SCHEDULE 3.2(n)	Compliance with Laws
SCHEDULE 3.2(o)(1)	Benefit Plans and Other Employee Programs, Agreements or Arrangements
SCHEDULE 3.2(o)(2)	Certain Transactions
SCHEDULE 3.2(o)(3)	Compliance
SCHEDULE 3.2(o)(5)	Severance
SCHEDULE 3.2(o)(6)	Sponsored Plans
SCHEDULE 3.2(o)(8)	Retire Medical Benefit Commitments
SCHEDULE 3.2(p)	Environmental Compliance
SCHEDULE 3.2(q)	Affiliate Transactions
SCHEDULE 3.2(r)(1)	Government Contracts
SCHEDULE 3.2(r)(2)	Bids
SCHEDULE 3.2(r)(3)	Compliance with Government Contracts
SCHEDULE 3.2(r)(5)	Government Contracts Investigations
SCHEDULE 3.2(r)(6)	Government Contract Claims
SCHEDULE 3.2(r)(7)	Suspension/Debarment
SCHEDULE 3.2(r)(9)	Security Clearances
SCHEDULE 3.2(r)(10)	Organizational Conflicts of Interest
SCHEDULE 3.2(r)(11)	Government Furnished Equipment
SCHEDULE 3.2(s)	Bank Accounts; Lock Boxes
SCHEDULE 3.2(v)	Backlog
SCHEDULE 3.2(w)	Accounts Receivable
SCHEDULE 3.2(x)	Customers and Suppliers
SCHEDULE 3.2(z)	Data Privacy

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SCHEDULE 3.2(aa)	Capital Expenditures
SCHEDULE 3.3(e)	Buyer Brokers or Finders
SCHEDULE 4.2	Conduct of Business
SCHEDULE 5.5(a)	Use of Certain CSC Trademarks
SCHEDULE 5.9	Unbilled Amounts
SCHEDULE 6.3	Vacation Policies
SCHEDULE 7.1(b)	Government Approvals
SCHEDULE 7.2(l)	Required Consents
SCHEDULE 7.2(m)	Pre-Novation Agreements
SCHEDULE 10.12	Knowledge Convention
Exhibits

EXHIBIT A	Non-Competition Agreement
EXHIBIT B	Transition Services Agreement

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SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement is entered into as of February 24, 2011 by and among NCI Information Systems, Inc., a Virginia corporation (“Buyer”), Computer Sciences Corporation, a Nevada corporation (“CSC”), DynCorp, a Delaware corporation (“Holdco” and, together with CSC, the “Sellers”), and AdvanceMed Corporation, a Virginia corporation (“AdvanceMed” and, together with the Sellers, the “CSC Parties”). Each of Buyer and the CSC Parties, a “Party” and, collectively, the “Parties.”
RECITALS
WHEREAS, Holdco owns all of the issued and outstanding shares of common stock of AdvanceMed (the “Shares”);
WHEREAS, CSC directly or indirectly owns all of the issued and outstanding shares of common stock of Holdco;
WHEREAS, AdvanceMed is in the business of providing healthcare program integrity services to enable government agencies to detect and prevent fraud, waste and abuse in their benefit programs (collectively, the “Business”);
WHEREAS, Buyer wishes to purchase from the Sellers, and the Sellers wish to sell to Buyer, the Shares for the consideration described herein; and
WHEREAS, Buyer and the Sellers intend to elect that the transactions described herein be treated for tax purposes as a purchase and sale of AdvanceMed’s assets pursuant to Section 338(h)(10) of the Code.
AGREEMENT
In consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions
For all purposes of this Agreement and the Exhibits, Schedules and Annexes delivered pursuant to this Agreement, and except as otherwise expressly provided, the following definitions shall apply:
“Accounts Receivable” has the meaning set forth in Section 3.2(w).
“Action” means any action, claim, charge, complaint, petition, investigation, suit or other proceeding, whether civil, criminal or regulatory, in law or in equity, or before any arbitrator or Governmental Entity.
“ADSP” has the meaning set forth in Section 5.4(d)(3).
“AdvanceMed” has the meaning set forth in the Preamble hereto.
“AdvanceMed FSAs” has the meaning set forth in Section 6.1(b).

“AdvanceMed Group” has the meaning set forth in Section 3.2(f)(1).
“AdvanceMed Intercompany Obligations” has the meaning set forth in Section 4.4.
“AdvanceMed Marks” has the meaning set forth in Section 5.5(d).
“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.
“Aggregate Basket” has the meaning set forth in Section 9.5(a).
“Aggregate Cap” has the meaning set forth in Section 9.5(b).
“Agreement” means this Agreement as amended or supplemented together with all Exhibits, Schedules and Annexes attached hereto or expressly incorporated herein by reference.
“AGUB” has the meaning set forth in Section 5.4(d)(3).
“Allocation Accounting Firm” has the meaning set forth in Section 5.4(d)(3).
“Allocation Schedule” has the meaning set forth in Section 5.4(d)(3).
“Approval” means any approval, authorization, consent, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.
“Auditor” has the meaning set forth in Section 5.8.
“Base Purchase Price” means $62.0 million.
“Bid” means any quotation, bid, offer or proposal by AdvanceMed which, if accepted or awarded, would lead to a Contract between AdvanceMed and a Governmental Entity or a prime contractor or a higher tier subcontractor to a Governmental Entity.
“Business” has the meaning set forth in the Recitals hereto.
“Business Day” means any day except a Saturday, Sunday or federal holiday and any day which is a legal holiday under the Laws of the Delaware or is a day on which banking institutions located in the State of Delaware are authorized or required by Law or other governmental Action to close.
“Business IP” has the meaning set forth in Section 3.2(i)(1).
“Business Proprietary Information” means (i) all non-public information included in Intellectual Property owned by AdvanceMed (other than Intellectual Property also licensed to the Sellers and their Affiliates), and (ii) any and all information related to AdvanceMed or its business that is not Intellectual Property and which has not been or is not made generally available to the public by the CSC Parties prior to the Closing Date or by Buyer or its Affiliates after the Closing Date.
“Buyer” has the meaning set forth in the Preamble hereto.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.1.
“Buyer’s Representatives” has the meaning set forth in Section 4.2.
“Capital Expenditures” has the meaning set forth in Section 3.2(aa).
“CDA” has the meaning set forth in Section 5.7.
“CDA Claims” has the meaning set forth in Section 5.7.
“Certificates” has the meaning set forth in Section 2.1.
“Claim Notice” has the meaning set forth in Section 9.3(a).
“Closing” has the meaning set forth in Section 2.3(a).
“Closing Balance Sheet” has the meaning set forth in Section 2.2(d).
“Closing Capital Expenditures Amount” means the amount of Capital Expenditures actually incurred and paid or accrued by AdvanceMed as a Current Liability during the period commencing on January 1, 2011 and concluding on the Effective Date, as determined in accordance with the methodology specified in Schedule 2.2(e).
“Closing Date” has the meaning set forth in Section 2.3(b).
“Closing Date Statement” has the meaning set forth in Section 2.2(d).
“Closing Payment” has the meaning set forth in Section 2.2(a).
“Closing Working Capital” means, as of the Effective Date, Current Assets less Current Liabilities, as determined in accordance with the methodology specified in Schedule 2.2(e).
“CMS” has the meaning set forth in Section 5.7.
“COBRA” has the meaning set forth in Section 3.2(o)(8).
“Code” means the Internal Revenue Code of 1986, as amended.
“Competing Transaction” has the meaning set forth in Section 4.6.
“Continuing Employees” has the meaning set forth in Section 6.2.
“Contract” means any agreement, arrangement, understanding, bond, commitment, franchise, indemnity, indenture, license, note, mortgage or lease.
“CSC” has the meaning set forth in the Preamble hereto.
“CSC Business Proprietary Information” means, to the extent not Business Proprietary Information (i) all non-public information included in Intellectual Property owned by CSC and its Affiliates (other than AdvanceMed and other Intellectual Property licensed to AdvanceMed), and (ii) any and all information related to CSC and its Affiliates (other than AdvanceMed) or their respective businesses that is not Intellectual Property and which has not been or is not made generally available to the public by CSC.

“CSC FSAs” has the meaning set forth in Section 6.1(b).
“CSC Marks” has the meaning set forth in Section 5.5(a).
“CSC Parties” has the meaning set forth in the Preamble hereto.
“CSC Representatives” has the meaning set forth in Section 4.2.
“Current Assets” means, as of any determination date and without duplication, the total dollar amount of those assets identified as AdvanceMed’s “current assets” in accordance with, and pursuant to, the methodology specified in Schedule 2.2(e) (which schedule sets forth a sample calculation of Current Assets as of December 31, 2010 based on information taken from the Reference Balance Sheet).
“Current Liabilities” means, as of any determination date and without duplication, the total dollar amount of those liabilities identified as AdvanceMed’s “current liabilities” in accordance with, and pursuant to, the methodology specified in Schedule 2.2(e) (which schedule sets forth a sample calculation of Current Liabilities as of December 31, 2010 based on information taken from the Reference Balance Sheet).
“Data Laws” means laws, regulations, guidelines and rules in any jurisdiction (federal, state, local or foreign) applicable to data privacy, data security and personal information, as well as industry standards applicable to AdvanceMed.
“Disclosure Schedules” means the Schedules dated the date of this Agreement and delivered contemporaneously herewith or updated in accordance with Section 4.5 relating to this Agreement, as they may be amended from time to time in accordance with Section 4.5 of this Agreement.
“Effective Date” means 12:01 a.m., Eastern Time, on the Closing Date, or such other time and date as may be agreed upon by Buyer and the Sellers.
“Employee” has the meaning set forth in Section 3.2(o)(1).
“Encumbrance” means any claim, charge, easement, encumbrance, lease, security interest, lien, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Law or contract.
“Environmental Claim” means any notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging liability or potential liability under or relating to any Environmental Laws.
“Environmental Laws” means all federal, state, local and foreign statutes, laws and regulations relating to pollution, occupational health or safety, protection of human health or the environment (including air, surface water, ground water, land surface and subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Regulated Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Regulated Substances.

“Environmental Liabilities” means all liabilities of AdvanceMed arising in connection with or in any way relating to AdvanceMed, the Business or AdvanceMed’s or the Business’ use or ownership of real property, whether contingent or fixed, actual or potential, which arise under or relate to Environmental Laws for any damage including, for the avoidance of doubt, Remedial Actions, natural resource damages, personal injury, property damage, and nuisance.
“Environmental Permit” means any license, permit, franchise, certificate of authority or order, or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity pursuant to any applicable Environmental Laws.
“Equity Securities” means any membership interests, shares of capital stock of any class or series, partnership interests or other equity interests or any securities convertible into or exchangeable for any of the foregoing, or any other rights, warrants or options to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate ” means any Person which is or at any time was required to be treated as single employer with a Person or its current or former Subsidiary under Section 414 of the Code or Section 4001(b) of ERISA.
“ERISA Plans” has the meaning set forth in Section 3.2(o)(1).
“Estimated Capital Expenditures Amount” has the meaning set forth in Section 2.2(b).
“Estimated Capital Expenditures Statement” has the meaning set forth in Section 2.2(b).
“Estimated Working Capital Amount” means, as of the Effective Date, estimated Current Assets less estimated Current Liabilities, as determined in accordance with the methodology specified in Schedule 2.2(e).
“Estimated Working Capital Statement” has the meaning set forth in Section 2.2(c).
“FAR” means the Federal Acquisition Regulation, including its agency-specific regulatory supplements.
“Final Adjustment Payment” has the meaning set forth in Section 2.2(f).
“Final Capital Expenditures Amount” has the meaning set forth in Section 2.2(d).
“Final Working Capital Amount” has the meaning set forth in Section 2.2(d).
“Financial Statements” has the meaning set forth in Section 3.2(e)(1).
“Financial Support Arrangements” means any liabilities or obligations, contingent or otherwise, of a Person in respect of any indebtedness, obligation or liability (including assumed indebtedness, obligations or liabilities) of another Person, including any remaining obligations or liabilities associated with indebtedness, obligations or liabilities that are assigned, transferred or otherwise delegated to another Person, if any, letters of credit and standby letters of credit (including any related reimbursement or indemnity agreements), direct or indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business and consistent with past practice), notes co-made or discounted, recourse agreements, surety bonds, customs bonds, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income or other financial condition, agreements to make payment other than for value received, off-balance sheet financing vehicles and any other material financial accommodations.

“Fiscal Year-End Balance Sheet” has the meaning set forth in Section 3.2(e)(1).
“Flow of Funds Memorandum” has the meaning set forth in Section 2.2(a).
“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, as amended, and the related regulations and published interpretations.
“Funded Backlog” means, as of the applicable measurement date, that portion of the then-current Total Backlog for which funding is appropriated and obligated to AdvanceMed under a Government Contract or other authorization for payment, executed by a Governmental Entity with authorized purchasing authority, less the amount of revenue that AdvanceMed has previously recognized under such Government Contracts as of such date. Funded Backlog excludes options and add-ons to Government Contracts and task orders for which funding is not yet appropriated or obligated to AdvanceMed. Funded Backlog does not include the full potential value of AdvanceMed’s then-current Government Contracts, as the applicable Governmental Entities may appropriate funds on a basis that is inconsistent with the period of performance under such Government Contracts.
“GAAP” means United States generally accepted accounting principles and practices as consistently applied by CSC throughout the periods involved. In cases where there is more than one acceptable accounting treatment under GAAP, CSC’s treatments during the applicable period shall be considered GAAP.
“Government Contract” means any Contract, including any prime contract, subcontract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, strategic alliance agreement, letter contract, purchase order, multiple award schedule contract, delivery order, task order, grant, cooperative agreement, Bid, change order, arrangement or other commitment or funding vehicle of any kind, between AdvanceMed and (i) a Governmental Entity; (ii) any prime contractor to a Governmental Entity; or (iii) any subcontractor at any tier with respect to any contract described in clause (i) or (ii).
“Governmental Entity” means any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government or quasi-government authority or municipality or political or other subdivision thereof, agency, department, board, commission, self-regulating organization, bureau, authority, official, monitor or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case whether federal, state, city, county, local, provincial, foreign or multi-national.
“Government Furnished Equipment” has the meaning set forth in Section 3.2(r)(11).
“Holdco” has the meaning set forth in the Preamble hereto.
“Indebtedness” means, with respect to any Person, any obligations (including, without limitation, principal, premium, accrued interest reimbursement or indemnity obligations, bonds financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts commitment and other fees and related expenses) and all other amounts payable in connection therewith (a) with respect to indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), including factoring arrangements or asset securitizations; (b) any capital lease obligations and (c) representing foreign exchange contracts, interest rate and currency sway arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates.

“Indemnifiable Claim” means any claim of a Loss for or against which any Party may be entitled to indemnification under this Agreement.
“Indemnified Party” means a Buyer Indemnified Party or Seller Indemnified Party.
“Indemnified Taxes” means any Taxes for which Sellers are responsible pursuant to Section 5.4(b).
“Indemnifying Party” means the Party obligated to provide indemnification hereunder.
“Intellectual Property” means all patents, copyrights (registered or unregistered), trademarks (registered or unregistered), trade names (registered or unregistered), trade dress, domain names, mask work, service marks (registered or unregistered), service names, technology, know-how, processes, trade secrets, and all other tangible or intangible confidential or proprietary technical and business information, inventions, proprietary data, formulae, research and development data, computer software programs (including source codes), databases, networks, systems, other copyrights and works of authorship and other intellectual property and rights associated therewith and applications for the same, including any registrations or applications for registration of any of the foregoing and all goodwill associated with the foregoing.
“Intercompany Obligations” has the meaning set forth in Section 4.4.
“IRS” means the Internal Revenue Service or any successor entity.
“Law” means any constitutional provision, statute or other law, rule, regulation, treaty, code, ordinance or interpretation of any Governmental Entity, Order or rule of common law.
“Leases” has the meaning set forth in Section 3.2(h)(1).
“Losses” has the meaning set forth in Section 9.1.
“Material Adverse Effect” means a change, event, circumstance, effect or other matter, which individually, or in the aggregate, had, or would reasonably be expected to have or give rise to a materially adverse effect on, or material adverse change to, the assets, business, results of operations, financial condition, properties, or earnings of AdvanceMed (taken as a whole), excluding (i) the effect of any change in the United States or foreign economies, currencies or securities or financial markets in general, except to the extent that such change disproportionally impacts (relative to similarly situated business) the results of operations or financial condition of the Business; (ii) the effect of any change that generally affects any industry in which the Business or AdvanceMed operates, except to the extent that such change disproportionally impacts (relative to similarly situated business) the results of operations or financial condition of the Business; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, except to the extent that such change disproportionally impacts (relative to similarly situated business) the Business; (iv) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby in violation of this Agreement; (v) the effect of any changes in applicable Laws or accounting rules and standards; (vi) any effect resulting from the public announcement of this Agreement; or (vii) any effect resulting from compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall AdvanceMed’s failure to secure the Zone 3 Contract be considered a Material Adverse Effect.

“Material Contract” has the meaning set forth in Section 3.2(g)(1).
“Non-Competition Agreement” means the Non-Competition Agreement, to be dated as of the Closing Date, in the form of Exhibit A hereto.
“OCI” has the meaning set forth in 48 C.F.R § 9.5.
“Open Source Materials” means all software, documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.
“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.
“Organizational Documents” means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation), (ii) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company, (iii) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership and (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address all matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (ii) above in the case of Persons organized as corporations, limited liability companies or limited partnerships.
“Outside Date” has the meaning set forth in Section 8.1(b).
“Parties” has the meaning set forth in the Preamble hereto.
“Permit” means any license, permit, franchise, registration, certificate of authority or order or any extension, modification, amendment or waiver of any of the foregoing, required to be issued by any Governmental Entity, but excluding Environmental Permits.
“Permitted Encumbrance” means any Encumbrance that (i) constitutes a statutory lien for Taxes not yet due and payable arising in the ordinary course of business that has not been recorded and that relates to an obligation as to which there is no default on the part of any of the CSC Parties or any of their Affiliates, (ii) constitutes a mechanics’, carriers’, workers’, repairers’ and other similar liens imposed by Law arising or incurred in the ordinary course of business that are (1) not overdue or (2) being contested in good faith by appropriate proceedings, (iii) constitutes pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (iv) is incurred in connection with the performance of Contracts (other than for borrowed money or pledges of assets), leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business and not as a result of any breach of any such agreements or obligations, (v) is not material in amount, does not interfere with, and is not violated by, the consummation of the transactions contemplated in this Agreement, or (vi) that is disclosed on Schedule 1.1; provided, however, that the only Taxes that qualify as a Permitted Encumbrance are Taxes described in clause (i).

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.
“Plans” has the meaning set forth in Section 3.2(o)(1).
“Post-Effective Date Tax Period” means any Tax period or portion thereof beginning after the Effective Date.
“Pre-Effective Date Tax Period” means any Tax period or portion thereof ending on or before the Effective Date.
“Prime Rate” means the rate that JPMorgan Chase Bank (or any successor entity) announces from time to time as its prime lending rate, as in effect from time to time.
“Property” has the meaning set forth in Section 3.2(h)(1).
“Property Taxes” has the meaning set forth in Section 5.4(c)(2).
“Proposed Final Capital Expenditures Amount” has the meaning set forth in Section 2.2(d).
“Proposed Final Working Capital Amount” has the meaning set forth in Section 2.2(d).
“Purchase Price” has the meaning set forth in Section 2.2(a).
“REAs” has the meaning set forth in Section 5.7.
“Reference Balance Sheet” has the meaning set forth in Section 3.2(e)(1).
“Reference Balance Sheet Date” means December 31, 2010.
“Regulated Substance” means (i) any “hazardous substance” or “pollutant” or “contaminant,” as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended (Title 42 United States Code § 9601 et seq.), or Title 40 Code of Federal Regulations Part 302, as amended (ii) any toxic or hazardous substance, material or waste (whether solid, liquid or gaseous), (iii) “petroleum,” as that term is defined in the Resource Conservation and Recovery Act, as amended (Title 42 United States Code § 6691 et seq.), or Title 40 Code of Federal Regulations § 280.1, as amended or (iv) any other substance or waste which is regulated under any applicable Environmental Law.
“Related Agreements” means the Transition Services Agreement and the Non-Competition Agreement.

“Remedial Action” means the investigation, clean-up or remediation of contamination or environmental damage caused by, related to or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, or emission of Regulated Substances, including investigations, response, removal and remedial actions under the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, corrective action under the United States Resource Conservation and Recovery Act of 1976, as amended, clean up requirements under the United States Toxic Substances Control Act, as amended, and clean-up requirements under any similar Environmental Law.
“Richey EEOC Matter” means U.S. Equal Employment Opportunity Commission complaint number 494-2011-00486, filed by Stephanie Richey against AdvanceMed on December 16, 2010.
“SEC Financial Statement” has the meaning set forth in Section 5.8.
“Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county, or other local taxing authority in connection with a Section 338(h)(10) Election, including, without limitation, IRS Forms 8023 and 8883 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations.
“Section 338(h)(10) Election” has the meaning set forth in Section 5.4(d)(1).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Indemnified Parties” has the meaning set forth in Section 9.2.
“Shares” has the meaning set forth in the Preamble.
“Subsidiary” means, with respect to any Person, any Person in which such Person has a direct or indirect equity or ownership interest in excess of 50%.
“Straddle Period” has the meaning set forth in Section 5.4(c)(2).
“Target Capital Expenditures Amount” means $3,957,000.
“Target Working Capital Amount” means $7,200,000.
“Tax” means (i) any tax (including, without limitation, any estimated or minimum tax) imposed by any Tax Authority, including federal, state, local or foreign net income tax, corporation tax, premium tax, net worth tax, capital stock tax, capital gains tax, documentary tax, recapture tax, disability tax, estimated tax, registration or recording tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA), workers’ compensation tax, environmental tax, real or personal property tax or ad valorem tax, sales or use tax, excise tax, license, transfer tax, stamp tax, any withholding or backup withholding tax, value added tax, severance tax, prohibited transaction tax, import or customs duties, premiums tax, windfall profits tax, occupation tax or business license tax, business organization tax, or consumption tax, together with any interest any fines or any penalty, assessments, additions to tax or additional amount imposed by any Tax Authority responsible for the imposition of any such tax or any contest or dispute thereof; (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee (within the meaning of Section 6901 of the Code or any other applicable law) of or successor to any Person or as a result of any Contract, law, rule or regulation.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Benefit” has the meaning set forth in Section 9.9(c).
“Tax Return” means any return, declaration, report, form or similar statement filed with or supplied to (or required to be filed with or supplied to) any Tax Authority with respect to any Taxes (including any schedule or attachment thereto), including any information return, claim for refund, declaration of estimated Tax, and any amendment to any of the foregoing.
“Transaction Expenses” means all expenses of AdvanceMed that are both (i) properly deductible (or which the Sellers, Buyer or AdvanceMed may elect to treat as properly deductible) for U.S. federal income tax purposes and (ii) are either included as a Current Liability, incurred as a result of the transactions contemplated hereby (e.g., amounts accrued and payable to current or former employees as of the time of or prior to Closing or which become payable as a result of the consummation of the transactions contemplated by this Agreement, any payroll, social security, unemployment or other Taxes associated with any such amounts, and fees, expenses, and disbursements of attorneys, accountants, investment advisors and other advisors and service providers in connection with the transactions contemplated by this Agreement), or otherwise incurred as a result of commitments or obligations incurred on or prior to the Closing Date.
“Third Party Claim” has the meaning set forth in Section 9.3(a).
“Total Backlog” means, as of the applicable measurement date, AdvanceMed’s estimate of the total potential value of all orders for services under then-existing executed Government Contracts and task orders, assuming, where appropriate, the exercise of all options and add-ons relating to such Government Contracts and task orders, subject to available ceiling provisions remaining thereunder. Total Backlog may include orders under Government Contracts that in some cases may extend for multiple years. It being understood that the applicable Governmental Entities have the prerogative to cancel any Government Contract or task order at any time.
“Transfer Taxes” has the meaning set forth in Section 5.4(l).
“Treasury” means the United States Department of the Treasury.
“Transition Services Agreement” means the Transition Services Agreement, to be entered into as of the Closing Date, the initial form of which is attached as Exhibit B hereto, which is to be negotiated and agreed between the Parties acting in good faith (which negotiation shall include, at Buyer’s option, the good faith negotiation of a license to the CSC “Enterprise Knowledge Management” software which will survive the termination of the Transition Services Agreement).
“Unbilled Amounts” has the meaning set forth in Section 5.9.
“U.S. Government” means any Governmental Entity that is part of the government of the United States of America.
“Vacation Policies” has the meaning set forth in Section 6.3.
“Zone 3 Contract” means Contract solicitation # RFP-CMS-2009-0014 — Zone Program Integrity Contractor (ZPIC) Zone 3; Task Order 1 — Medicare Parts A, B, Durable Medical Equipment, Home Health & Hospice; and Task Order 2 — Medicare-Medicaid (Medi-Medi) Data Matching Program issued thereunder; in each case by and between AdvanceMed and CMS. For clarity, the states in Zone 3 are MN, WI, MI, IL, IN, OH, and KY.
“Zone 5 Contract” has the meaning set forth in Section 5.7.

ARTICLE II
PURCHASE AND SALE; CLOSING
2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Holdco agrees to sell, and CSC agrees to cause Holdco to sell, and Buyer agrees to purchase from Holdco, the Shares free and clear of any Encumbrances (except for any restrictions on transfer generally arising under any applicable federal or state securities Law), in exchange for the consideration payable by Buyer to Holdco as hereinafter set forth. The certificates evidencing the Shares (the “Certificates”) will be properly endorsed for transfer to Buyer or accompanied by a stock power duly executed by Holdco in favor of Buyer as Buyer may have directed at least two (2) Business Days prior to the Closing Date and otherwise in a form acceptable for transfer on the books of AdvanceMed.
2.2 Purchase Price and Adjustments
(a) The aggregate purchase price payable by Buyer to Holdco for the Shares shall be an amount (the “Purchase Price”) equal to (1) the Base Purchase Price; (2) either (i) increased by the difference between the Final Working Capital Amount and the Target Working Capital Amount, in the event the Final Working Capital Amount exceeds Target Working Capital Amount or (ii) decreased by the difference between Target Working Capital Amount and the Final Working Capital Amount, in the event the Final Working Capital Amount is less than the Target Working Capital Amount; and (3) either (i) increased by the difference between the Final Capital Expenditures Amount and the Target Capital Expenditures Amount, in the event the Final Capital Expenditures Amount exceeds the Target Capital Expenditures Amount or (ii) decreased by the difference between the Target Capital Expenditures Amount and the Final Capital Expenditures Amount, in the event the Final Capital Expenditures Amount is less than the Target Capital Expenditures Amount.
(1) At the Closing, Buyer shall pay to Holdco an amount (the “Closing Payment”) equal to (1) the Base Purchase Price; (2) either (i) increased by the difference between the Estimated Working Capital Amount and the Target Working Capital Amount, in the event that the Estimated Working Capital Amount exceeds the Target Working Capital Amount, or (ii) decreased by the difference between the Target Working Capital Amount and the Estimated Working Capital Amount, in the event that the Estimated Working Capital Amount is less than the Target Working Capital Amount; and (3) either (i) increased by the difference between the Estimated Capital Expenditures Amount and the Target Capital Expenditures Amount, in the event the Estimated Capital Expenditures Amount exceeds the Target Capital Expenditures Amount or (ii) decreased by the difference between the Target Capital Expenditures Amount and the Estimated Capital Expenditures Amount, in the event the Estimated Capital Expenditures Amount is less than the Target Capital Expenditures Amount. The determination of the Estimated Capital Expenditures Amount will be pursuant to the procedures specified in Section 2.2(b), and the determination of the Estimated Working Capital Amount will be pursuant to the procedures specified in Section 2.2(c).
(2) At least two (2) Business Days prior to the Closing, the Parties shall agree upon a flow of funds memorandum (“Flow of Funds Memorandum”), which shall set forth all payments required to be made by or on behalf of all Parties at the Closing, including each such payment, and identification of the payor, the payee and the wire transfer information.

(3) At the Closing, such payment shall be made by wire transfer of immediately available funds in U.S. Dollars to an account designated by Holdco to Buyer at least one (1) Business Day prior to the Closing Date, or by such other methods as the Parties mutually determine.
(b) On or prior to the fourth Business Day prior to the Closing Date, the CSC Parties shall prepare and deliver to Buyer a written statement (the “Estimated Capital Expenditures Statement”) setting forth the CSC Parties’ good faith estimate of the Capital Expenditures that will have been made (and paid) or accrued in Current Liabilities (including accounts payable and accrued capital expenses) during the period commencing on January 1, 2011, and continuing through the Effective Date (the “Estimated Capital Expenditures Amount”). Payments made with respect to Capital Expenditures for periods prior to January 1, 2011 shall not be included in the Estimated Capital Expenditures Amount. Buyer shall have the opportunity to review the Estimated Capital Expenditures Statement, and in the event that Buyer disputes any item set forth therein, then Buyer and the CSC Parties shall use their respective commercially reasonable and good faith efforts to reach agreement as to any necessary adjustments thereto not later than the first Business Day prior to the Closing Date. In the event that such an agreement is reached by the Parties with respect to any such adjustment, then the Closing Payment will be based on the Estimated Capital Expenditures Amount, as so adjusted. In the event that such an agreement is not reached by the Parties with respect to any such adjustment by the first Business Day immediately preceding the Closing Date, after good faith and commercially reasonable efforts to do so, then the Closing Date will be extended to a date that is five additional Business Days following the originally determined Closing Date. In the event that such an agreement is not reached by the Parties with respect to any such adjustment by the first Business Day immediately preceding such extended Closing Date, after good faith and commercially reasonable efforts to do so, then the Closing Payment will be based on the median between the Estimated Capital Expenditures Amount determined by the CSC Parties and the Estimated Capital Expenditures Amount determined by Buyer. Notwithstanding the foregoing procedures regarding the calculation and determination of the Estimated Capital Expenditures Amount, the Parties agree that such procedures are designed solely to provide an estimate of such amount for the purpose of establishing the amount of the Closing Payment and shall not govern the determination of the Final Capital Expenditures Amount pursuant to Section 2.2(d).
(c) On or prior to the fourth Business Day prior to the Closing Date, the CSC Parties shall prepare and deliver to Buyer a written statement setting forth in commercially reasonable detail the CSC Parties’ good faith calculation of the Estimated Working Capital Amount (the “Estimated Working Capital Statement”). Buyer shall have the opportunity to review the Estimated Working Capital Statement and, in the event that Buyer disputes any item set forth therein, then Buyer and the CSC Parties shall use their respective commercially reasonable and good faith efforts to reach agreement as to any necessary adjustments thereto not later than the first Business Day prior to the Closing Date. In the event that such an agreement is reached by the Parties with respect to any such adjustment, then the Closing Payment will be based on the Estimated Working Capital Amount, as so adjusted. In the event that such an agreement is not reached by the Parties with respect to any such adjustment by the first Business Day immediately preceding the Closing Date, after good faith and commercially reasonable efforts to do so, then the Closing Date will be extended to a date that is five additional Business Days following the originally determined Closing Date. In the event that such an agreement is not reached by the Parties with respect to any such adjustment by the first Business Day immediately preceding such extended Closing Date, after good faith and commercially reasonable efforts to do so, then the Closing Payment will be based on the median between the Estimated Working Capital Amount determined by the CSC Parties and the Estimated Working Capital Amount determined by Buyer. Notwithstanding the foregoing procedures regarding the calculation and determination of the Estimated Working Capital Amount, the Parties agree that such procedures are designed solely to provide an estimate of such amount for the purpose of establishing the amount of the Closing Payment and shall not govern the determination of the determination of the Final Working Capital Amount pursuant to Section 2.2(d).

(d) Promptly following the Closing Date, but in no event later than ninety (90) days after the Closing Date, Buyer shall prepare and submit to the Sellers an unaudited balance sheet of AdvanceMed as of the Effective Date (the “Closing Balance Sheet”), together with Buyer’s calculation of (i) the Closing Working Capital (the “Proposed Final Working Capital Amount”) which shall include a detailed listing, by category, of Accounts Receivable as of the Effective Date in substantially the form of the Accounts Receivable disclosures in Schedule 3.2(w), and (ii) the Closing Capital Expenditures Amount (the “Proposed Final Capital Expenditures Amount”) which shall include a detailed listing, by general category, of Capital Expenditures that have been made (and paid) or accrued in Current Liabilities (including accounts payable and accrued capital expenses) during the period commencing on January 1, 2011 and continuing through the Effective Date in substantially the form of the Capital Expenditures disclosures in Schedule 3.2(aa) (such calculations and listings collectively, together with the Closing Balance Sheet, the “Closing Date Statement”). Payments made with respect to Capital Expenditures for periods prior to January 1, 2011 shall not be included in the Final Capital Expenditures Amount. If requested by Buyer, the Sellers shall provide Buyer, its accounting and other appropriate personnel and its independent accountants, access during normal business hours and upon reasonable advance request to the Sellers’ books, records, documents and work papers, and the accounting and other appropriate personnel and independent accounts of the Sellers, as Buyer reasonably deems necessary for preparation of the Closing Date Statement. From and after delivery of the Closing Date Statement, Buyer shall give the Sellers access during normal business hours and upon reasonable advance request to the books and records, the accounting and other appropriate personnel and the independent accountants of Buyer and AdvanceMed in order to enable the Sellers to review such Closing Date Statement. In the event the Sellers dispute the correctness of the Proposed Final Working Capital Amount, the Proposed Final Capital Expenditures Amount, the Closing Balance Sheet or the Accounts Receivable listed in the Closing Date Statement, as the case may be, the Sellers shall notify Buyer in writing of their objections within fifteen (15) days after receipt of the Closing Date Statement and shall set forth, in writing and in reasonable detail, the reasons for the Sellers’ objections. If the Sellers fail to deliver their notice of objections within fifteen (15) days after receipt of the Closing Date Statement, the Sellers shall be deemed to have accepted Buyer’s calculation and presentation in respect of the matter and the matter shall not be considered to be in dispute. The Sellers and Buyer shall endeavor in good faith to resolve any disputed matters within twenty (20) days after receipt of the Sellers’ notice of objections. If the Sellers and Buyer are unable to resolve the disputed matters, the Sellers and Buyer shall engage an independent nationally recognized public accounting firm to resolve the matters in dispute, and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on all Parties. Such firm shall review the Proposed Final Working Capital Amount, the Proposed Final Capital Expenditures Amount, the Closing Balance Sheet and the Accounts Receivable listed in the Closing Date Statement, as applicable, and each Party’s proposed calculation thereof as of the Effective Date solely in light of the governing terms of this Agreement and the proposed calculations, and the scope of such review shall be limited solely to the matters for which Buyer and the Sellers were unable to reach agreement. Each Party shall be given the opportunity to make presentations to the firm. The determination of such firm shall be evidenced by its signed written opinion addressed and delivered to all Parties. Such written opinion shall set forth a detailed explanation of the rationale and reasoning for such firm’s determination. Such firm’s determination shall be based solely on presentations by the Sellers and by the Buyer, and shall not be by means of any independent or de novo review of any aspect of the dispute or the related Closing Date Statement. In reaching its determination, the only alternatives available to such firm shall be to (i) accept the position of the Sellers, (ii) accept the position of Buyer or (iii) accept a position between those two positions. The Closing Working Capital as of the Effective Date, including the Closing Balance Sheet and the Accounts Receivable listed in the Closing Date Statement, as finally determined pursuant to this Section 2.2(d) (whether by failure of the Sellers to deliver notice of objection, by agreement of the Sellers and Buyer or by determination of the independent accountants selected as set forth above), is referred to herein as the “Final Working Capital Amount.” The Closing Capital Expenditures Amount as of the Effective Date as finally determined pursuant to this Section 2.2(d) (whether by failure of the Sellers to deliver notice of objection, by agreement of the Sellers and Buyer or by determination of the independent accountants selected as set forth above) is referred to herein as the “Final Capital Expenditures Amount.”

(e) Each of the Current Assets, Current Liabilities, Estimated Working Capital Amount, Estimated Working Capital Statement, Closing Balance Sheet, Closing Working Capital, Proposed Final Working Capital Amount, Proposed Final Working Capital Statement, Closing Date Statement and Final Working Capital Amount shall be determined on a consolidated basis (but, for the avoidance of doubt, reflecting that AdvanceMed is no longer owned by Sellers), and shall be prepared pursuant to the methodology specified in Schedule 2.2(e) (which schedule sets forth a sample calculation of the above noted items as of December 31, 2010 based on information taken from the Reference Balance Sheet). To the extent that there is an inconsistency between GAAP and Schedule 2.2(e), Schedule 2.2(e) shall control for purposes of this Section 2.2. The Closing Capital Expenditure Amount and the Final Capital Expenditure Amount shall be prepared in accordance with the methodology set forth on Schedule 3.2(aa). For the avoidance of doubt, the Parties hereby acknowledge and agree that no Unbilled Amounts, amounts relating to the REAs or CDA Claims, or Intercompany Obligations shall be included in the calculation of the Estimated Working Capital Amount, Closing Working Capital, Proposed Final Working Capital Amount and Final Working Capital Amount.
(f) (i) If the Final Working Capital Amount is greater than the Estimated Working Capital Amount, Buyer shall owe to the Sellers the amount of such difference pursuant to Section 2.2(f)(iii). If the Final Working Capital Amount is less than the Estimated Working Capital Amount, the Sellers shall owe to Buyer the amount of such difference pursuant to Section 2.2(f)(iii).
(ii) If the Final Capital Expenditures Amount is greater than the Estimated Capital Expenditures Amount, Buyer shall owe to the Sellers the amount of such difference pursuant to Section 2.2(f)(iii). If the Final Capital Expenditures Amount is less than the Estimated Capital Expenditures Amount, the Sellers shall owe to Buyer the amount of such difference pursuant to Section 2.2(f)(iii).
(iii) Following the determination of the amounts owed pursuant to subsections (i) and (ii) above, such amounts shall be used to determine the final adjustment payment and the Party to which such payment is owed by offsetting any amounts due to a Party under such sections by amounts owed by such Party under such sections (the “Final Adjustment Payment”). Such Final Adjustment Payment shall be accompanied by simple interest thereon based on the number of calendar days from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate and shall be made in immediately available funds not later than five (5) Business Days after the determination of the Final Working Capital Amount and the Final Capital Expenditures Amount by wire transfer to a bank account designated in writing by the Party entitled to receive the payment and shall be treated as an adjustment to the Purchase Price.
(g) The Sellers and Buyer, respectively, shall make available to the opposite Party and, upon request, to the independent accountants selected pursuant to Section 2.2(d), the books, records, documents and work papers underlying the preparation of the Closing Date Statement; provided that, as set forth in Section 2.2(d), such independent accountants shall not be entitled to conduct any independent or de novo review of any aspect of any disputed amounts or the related Closing Date Statement in connection with reaching its determination on such matters.
(h) The fees and expenses, if any, of the accounting firm selected to resolve any disputes between the Sellers and Buyer in accordance with Section 2.2(d) shall be paid one-half by the Sellers and one-half by Buyer.

2.3 The Closing.
(a) Unless this Agreement shall have been terminated and the transactions herein have been abandoned pursuant to Article VIII hereof, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Baker Botts L.L.P., The Warner, 1299 Pennsylvania Avenue, NW, Washington, DC, 20004-2400, or at such other location as may be agreed by the Sellers and Buyer, or remotely via the exchange of documents and signatures.
(b) The Closing shall take place in Washington, D.C. on (i) April 1, 2011 or April 2, 2011, as determined in the sole discretion of the Sellers and subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, or (ii) on such other date as may be agreed upon by Buyer and the Sellers (the date on which the Closing occurs is herein referred to as the “Closing Date”). Upon consummation, the Closing shall be deemed to be effective for financial, accounting and other purposes (including, to the extent allowed by Law, tax purposes) as of the Effective Date.
2.4 Withholding Rights. Buyer and AdvanceMed shall be entitled to deduct and withhold from the cash otherwise payable under this Agreement, such amounts as Buyer or AdvanceMed reasonably determines, in consultation with the Sellers, it is required to deduct and withhold with respect to the making of such payments under the Code or any other applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Sellers in respect of such provision pursuant to which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of the Sellers.
Each of the Sellers, jointly and severally, represents and warrants to Buyer, as follows:
(a) Organization and Related Matters. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Holdco has all necessary corporate power and authority to own the Shares and each of the Sellers has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party.
(b) Authorization. The execution, delivery and performance by the Sellers of this Agreement and the Related Agreements to which each is a party has been duly and validly authorized by their respective Boards of Directors and by all other necessary corporate action on the part of the Sellers. This Agreement and, when executed, the Related Agreements to which the Sellers are a party, constitute, or will constitute, legally valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally. The Sellers have made available to Buyer true, correct and complete copies of the resolutions adopted by the respective Boards of Directors of the Sellers, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by the Agreement, which are in full force and effect.
(c) No Conflicts. The execution, delivery and performance by the Sellers of this Agreement and of the Related Agreements to which each is a party will not (i) violate the Organizational Documents of the Sellers; (ii) result in the imposition of any Encumbrance against the Shares; (iii) violate any material Law; or (iv) require the Approval or consent of any Person, including any Governmental Entity, to be obtained.

(d) Title to Shares. Holdco owns, beneficially and of record, the Shares. The Shares are owned free and clear of any Encumbrance, other than restrictions on transfer of the Shares under federal and state securities Laws as a result of the fact that the Shares have not been registered or qualified for transfer under such laws. There are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which Holdco is or may be obligated to sell, transfer, or dispose of the Shares or to cause AdvanceMed to issue, sell, transfer or dispose of the Shares or any other Equity Securities of AdvanceMed. There are no Contracts, voting trusts or proxies with respect to the voting, or registration under the Securities Act of 1933, as amended (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) related to the Shares to which Holdco is a party.
(e) Legal Proceedings. There is no Order or Action pending or, to the knowledge of the Sellers, threatened against or affecting the Sellers that individually or when aggregated with one or more other Orders or Actions has had or would reasonably be expected to have a material adverse effect on any of the Sellers’ ability to execute, deliver or perform this Agreement or any Related Agreement to which it is a party.
(f) No Brokers or Finders. Except as set forth on Schedule 3.1(f), no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Sellers or any of their Affiliates (including AdvanceMed) in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fee or other commission arising in connection with this Agreement or such transactions.
3.2 Representations and Warranties of the CSC Parties. Each of the CSC Parties, jointly and severally, represents and warrants to Buyer, as follows (references to AdvanceMed in this Section 3.2 and in the definitions set forth in Section 1.1 shall, to the extent they relate either to any period prior to the organization of AdvanceMed or to any Government Contract that is part of the Business but that is not currently held in the name of AdvanceMed, be deemed to include each Seller and each Subsidiary of the Sellers (other than AdvanceMed) to the extent it is or was acting for or on behalf of AdvanceMed or the predecessor Business):
(a) Organization and Related Matters.
(1) AdvanceMed is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. AdvanceMed has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party. AdvanceMed has all necessary corporate power and authority to own its properties and assets and to carry on its business as now conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of its owned or leased assets or the nature of the business it conducts requires licensing or qualification, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. AdvanceMed does not own and has never owned, directly or indirectly, nor does it have voting rights with respect to, any capital stock or Equity Securities in any corporation, partnership or other Person and is not currently a participant in any joint venture or similar agreement. AdvanceMed is not in default or violation of any provision of its Organizational Documents.
(2) AdvanceMed has no Subsidiaries.

(3) The CSC Parties have delivered to Buyer true, correct and complete copies of all existing Organizational Documents and will deliver prior to Closing any supplemental Organizational Documents that may be executed by CSC and AdvanceMed.
(4) The CSC Parties have delivered to Buyer true, correct and complete copies of the minute books of AdvanceMed, originals of which will be delivered to Buyer on the Closing Date. There have been no, and there will be no, changes, alterations or additions to such minute books and records of corporate proceedings on or prior to the Closing Date that have not been furnished to Buyer.
(b) Authorization. The execution, delivery and performance by AdvanceMed of this Agreement and the Related Agreements to which it is a party has been duly and validly authorized by its Board of Directors and by all other necessary corporate action on the part of AdvanceMed. This Agreement and, when executed, the Related Agreements to which AdvanceMed is a party, constitute, or will constitute, legally valid and binding obligations of AdvanceMed, enforceable against AdvanceMed in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.
(c) No Conflicts. Except as set forth on Schedule 3.2(c), the execution, delivery and performance by AdvanceMed of this Agreement and of the Related Agreements to AdvanceMed is a party will not (i) violate the Organizational Documents of AdvanceMed, (ii) result in the imposition of any Encumbrance (other than a Permitted Encumbrance) against any properties or assets of AdvanceMed or (iii) violate any Law. Except as set forth on Schedule 3.2(c), or excluded therefrom based on a Contract not being a Material Contract, the execution, delivery and performance by AdvanceMed of this Agreement and the Related Agreements to which AdvanceMed is a party will not (i) require the Approval or consent of any Person, including any Governmental Entity, to be obtained, or (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract to which AdvanceMed is a party or by which AdvanceMed is bound or to which any of its assets are subject.
(d) Shares. The Shares constitute all of the issued and outstanding Equity Securities in AdvanceMed. The Shares have been duly authorized by all necessary corporate action on the part of AdvanceMed, have been validly issued and are fully paid, nonassessable and are not subject to any future capital calls. The authorized capital of AdvanceMed consists of 100 common shares. All of the Shares are owned of record and beneficially by Holdco free and clear of any Encumbrances, other than restrictions on transfer of the Shares under federal and state securities Laws as a result of the fact that the Shares have not been registered or qualified for transfer under such laws, and the corporate records of AdvanceMed reflect that all of the Shares are owned of record and beneficially by Holdco. Upon delivery of the Shares to Buyer on the Closing Date, in accordance with this Agreement, and upon Buyer’s payment of the Closing Payment, good, valid and marketable title to the Shares will pass to Buyer. None of the Shares were issued in violation of any preemptive rights or are subject to any preemptive rights in favor of any other Person. There are no declared or accrued but unpaid distributions with regard to the Shares. There are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which AdvanceMed is or may be obligated to issue or sell, transfer or dispose of any issued or unissued Equity Securities in AdvanceMed. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to AdvanceMed, and there are no issued and outstanding bonds, indentures, notes or other indebtedness having the right to vote (or convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for or acquire Equity Securities that have the right to vote) on any matters on which owners of the Shares may vote. There are no Contracts, voting trusts or proxies with respect to the voting, or registration under the Securities Act of 1933, as amended (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) related to the Shares to which AdvanceMed is a party, or to which any other Person is a party.

(e) Financial Statements; Changes; Contingencies.
(1) Financial Statements. Attached hereto as Schedule 3.2(e)(1) are true, correct and complete copies of (i) the unaudited balance sheets of AdvanceMed as of March 31, 2010 (the “Fiscal Year-End Balance Sheet”) and December 31, 2010 (the “Reference Balance Sheet”), and (ii) the related unaudited statements of income for AdvanceMed for the year ended March 31, 2010 and the nine months ended December 31, 2010 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except as otherwise noted in Schedule 3.2(e)(1)) consistently applied, and present fairly, in all material respects, the financial position of AdvanceMed at and as of each of the dates indicated therein and its results of operations for each of the periods indicated therein in accordance with GAAP; provided, however, that the Financial Statements lack all of the footnotes, textual disclosures and other presentation items required by GAAP and the December 31, 2010 financial statements are subject to normal year-end adjustments none of which will be material.
(2) Certain Changes. Except as set forth on Schedule 3.2(e)(2), since the Fiscal Year-End Balance Sheet there has not been, occurred or arisen any change in or event affecting the assets, business, results of operations or financial condition of AdvanceMed that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since the Fiscal Year-End Balance Sheet, except as set forth on Schedule 3.2(e)(2), AdvanceMed has not:
(i) become subject to any material liabilities, except liabilities incurred in the ordinary course of business of AdvanceMed consistent with past practice;
(ii) adopted any change to AdvanceMed’s Organizational Documents;
(iii) merged or consolidated AdvanceMed with any other Person or acquired a material amount of stock or assets of any other Person or effected any business combination, recapitalization or similar transaction;
(iv) sold, leased or disposed of or made any contract for the sale, lease or disposition of, or made subject to a security interest or any other Encumbrance, any of AdvanceMed’s material properties or assets other than sales in the ordinary course of business consistent with past practice;
(v) granted any salary increase to, or increased the draw of, any of the officers, employees or agents of AdvanceMed, except for increases in salary, wages or the accrual for payment of bonuses payable to employees in the ordinary course of business consistent with past practice;

(vi) incurred any bank indebtedness or borrowings;
(vii) entered into any lease of real property;
(viii) entered into any lease of equipment and machinery except in the ordinary course of business;
(ix) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any of AdvanceMed’s ownership interests or any other securities issued by AdvanceMed;
(x) redeemed, purchased or otherwise acquired, directly or indirectly, any of AdvanceMed’s ownership interests or debt securities or any option, warrant or other right to purchase or acquire any such ownership interests or securities;
(xi) commenced or settled any material Action;
(xii) made, amended or revoked any election with respect to Taxes, amended any Tax Return, adopted or changed any accounting method relating to Taxes, changed any annual Tax accounting period, consented to any waiver or extension of any statute of limitations with respect to Taxes or Tax Returns, or settled or compromised any Tax claim, assessment or liability, in each case, where any such action would have the effect of increasing the Tax liability of AdvanceMed, or reducing its Tax deductions, Tax credits or Tax basis, for any Post-Effective Date Tax Period; or
(xiii) declared any dividend or distribution with respect to AdvanceMed’s capital stock (other than dividends or distributions that will be paid prior to Closing); or
(xiv) entered into any Material Contract outside the ordinary course of business or in which any Related Party is a party or has a beneficial interest.
(3) No Other Liabilities. AdvanceMed has no Liabilities, whether accrued, contingent or otherwise, in excess of $100,000, that would be required in accordance with GAAP to be disclosed on the Reference Balance Sheet, except liabilities (i) that are set forth on Schedule 3.2(e)(3) hereto or (ii) that were incurred after the Reference Balance Sheet Date in the ordinary course of business and consistent with past practice, none of which result from or relate to any breach of any representation or warranty under this Agreement, as modified by the Disclosure Schedules attached hereto. Liability as used herein means any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
(f) Taxes.
(1) Except as set forth on Schedule 3.2(f)(1), all U.S. federal, and all material state and local, Tax Returns required to be filed by or on behalf of AdvanceMed or any consolidated, combined, unitary or aggregate group for Tax purposes of which AdvanceMed (or any predecessor of AdvanceMed) is or has been a member (an “AdvanceMed Group”), have been duly and timely filed and the information contained in such Tax Returns which relates to AdvanceMed is true, correct and complete and accurate in all material respects. All Taxes due and payable (whether or not shown to be payable on such Tax Returns) have been paid in full on a timely basis. AdvanceMed has withheld or collected and paid all amounts required to be paid, collected or withheld to the appropriate Governmental Entity. There are no Encumbrances with respect to any Taxes upon any of the assets or properties of AdvanceMed, other than Permitted Encumbrances. Except as set forth on Schedule 3.2(f)(1), no material Tax issue relating to the business, operations or assets of AdvanceMed has been raised in writing by any Tax Authority in any audit or examination which could result in a proposed adjustment or assessment against AdvanceMed by a Governmental Entity. Except as set forth on Schedule 3.2(f)(1), no audit or other proceeding by any Governmental Entity has formally commenced and no written notification has been given to AdvanceMed that such an audit or other proceeding is pending or threatened with respect to any Tax relating to the business, operations or assets of AdvanceMed. Except as set forth on Schedule 3.2(f)(1): (i) no assessment of Tax has been proposed in writing against AdvanceMed or any of its assets or properties and (ii) AdvanceMed has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or been notified in writing of, any change or proposed change of accounting method. Except as set forth in Schedule 3.2(f)(1), AdvanceMed has delivered or made available to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by AdvanceMed or any AdvanceMed Group (or, where such documents are or relate to consolidated, combined, unitary or aggregate group filings, the information from such documents to the extent it relates to AdvanceMed or the business, operations or assets of AdvanceMed), in each case limited to Tax years for which the period of limitations on assessment or collection has not yet expired.
(2) As of the Closing, AdvanceMed will not be a party to, be bound by or have any obligation under, any Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement or similar Contract dealing with Taxes. Except as set forth on Schedule 3.2(f)(2), AdvanceMed is not and has not been a member of an affiliated group or included in any consolidated, combined or unitary Tax Returns (other than a group of which CSC is the common parent) and has no liability for the Taxes of any Person pursuant to Treasury Regulation Section 1.1502-6(a) or any similar provision of state, local, or foreign tax law (other than the members of the group of which CSC is the common parent), or as a transferee or successor, by Contract or pursuant to any law, rule or regulation.
(3) AdvanceMed will not be required to include any amount in taxable income, or reduce its deductions, tax credits, or tax basis, in or for any Post-Effective Date Tax Period as a result of: (A) any change in accounting method either requested, approved or proposed by any Governmental Entity on or before the Effective Date; (B) any written agreement with any Governmental Entity entered into on or prior to the Effective Date; (C) any installment sale or open transaction disposition on or prior to the Effective Date; or (D) any intercompany transaction occurring on or prior to the Effective Date.
(4) No closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority or are pending with any tax authority with respect to Tax items of AdvanceMed.
(5) Disclosure has been made on all federal income Tax Returns filed by or which include AdvanceMed, or otherwise has been made to the IRS, of all positions taken with respect to AdvanceMed therein which could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.
(6) AdvanceMed has not at any time participated in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4 or participated in a transaction that has been disclosed pursuant to IRS Announcement 2002-2, 2002-2 I.R.B. 304.
(7) AdvanceMed does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).
(8) AdvanceMed has not in any year that remains open under the statute of limitations been either a “distributing” or “controlled” corporation in any transaction intended to qualify for tax-free treatment under Section 355 of the Code.

(9) AdvanceMed has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
(10) All payments by or to AdvanceMed comply in all material respects with all applicable transfer pricing requirements imposed by any Governmental Entity.
(11) AdvanceMed does not own or hold, and with respect to any period for which the statute of limitations remains open, has not owned or held, any direct or indirect equity or any form of ownership interest in any Person. AdvanceMed does not have any interest in and is not subject to any joint venture, partnership, or limited liability company or other arrangement or any Contract that is or should be treated as partnership for federal income tax purposes. AdvanceMed is not a successor to any other Person by way of merger, liquidation, reorganization or similar transaction that occurred within the five year period ending on the date hereof.
(g) Material Contracts.
(1) Schedule 3.2(g)(1) contains a list of each Contract other than a Bid (each of which shall be deemed a “Material Contract”) to which AdvanceMed or any of its properties is subject or by which any thereof is bound that:
(i) obligates AdvanceMed to pay an amount in excess of $50,000 during the current fiscal year or $100,000 in the aggregate;
(ii) relates to the sale of goods and/or the provision of services pursuant to which AdvanceMed expects to record revenue in excess of $50,000 during the current fiscal year or $100,000 in the aggregate;
(iii) includes non-solicitation or non-competition provisions, or limits or restricts the ability of AdvanceMed to compete or otherwise to conduct its business in any manner or place (other than employment documentation customarily entered into with employees of AdvanceMed);
(iv) involves an obligation for borrowed money, constitutes a capital lease, or provides for a guaranty or surety or Financial Support Arrangement by AdvanceMed in respect of any other Person;
(v) creates a partnership, limited liability company or joint venture;
(vi) involves commitments to make capital expenditures or purchases or sales of assets involving $100,000 or more individually;
(vii) contains restrictions with respect to payment of dividends or any other distribution in respect of the Shares;
(viii) relates to any loan or advance to, or investment in, any Person or to the making of any such loan, advance or investment;

(ix) relates to any license, sublicense or other Contract in respect of Intellectual Property granting rights to AdvanceMed (including licenses used in the Business that are held in the name of CSC or its Affiliates and which will be transferred by CSC or its Affiliates into the name of AdvanceMed on or prior to the Closing), excluding Contracts relating to currently-available, off-the-shelf software programs licensed by AdvanceMed from third parties pursuant to “shrink wrap” licenses and licenses of Open Source Material;
(x) is a Lease or a lease for tangible personal property material to its business;
(xi) is an agreement for the acquisition of any business, whether by merger, stock purchase, asset purchase or otherwise;
(xii) is a Contract between AdvanceMed, on the one hand, and any Affiliate of any Seller (other than AdvanceMed), on the other hand;
(xiii) is a Government Contract (excluding any Bids);
(xiv) is a Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or mark-up related to the provision or resale of goods or services of AdvanceMed which (A) is not terminable within thirty (30) days and (B) is reasonably likely to require payments in excess of $100,000 per year;
(xv) any settlement agreement with any Person or any other agreement with a Governmental Entity;
(xvi) any power of attorney affecting AdvanceMed; or
(xvii) which otherwise is a Contract material to AdvanceMed.
(2) True, correct and complete copies of each of the Material Contracts, including all amendments, waivers and modifications thereto, have been made available to Buyer. Materially complete summaries of any oral Material Contracts are set forth on Schedule 3.2(g)(2). Except as set forth on Schedule 3.2(g)(2), each Material Contract is valid and in full force and effect according to its terms, and AdvanceMed is not in default or breach under any such Material Contract, and has not received any written cure notices under any such Material Contract or, to the knowledge of the CSC Parties, any notice or allegation of an intention to terminate, cancel or modify in any way adverse to AdvanceMed any such Material Contract (other than notices that have been rescinded). To the knowledge of the CSC Parties, each other party to a Material Contract is not in breach or default of, and has not repudiated any provision of such contract. Except as set forth on Schedule 3.2(g)(2), consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights or obligations of AdvanceMed (including payment of fees) under any Material Contract.
(h) Real and Personal Property; Title to Property; Leases.
(1) AdvanceMed does not own, and has never owned, any real property. Set forth on Schedule 3.2(h)(1) is a true, correct and complete list of all leases, subleases or other Contracts with respect to the real property leased by AdvanceMed, including the location and date thereof, the parties thereto, all amendments, modifications and guarantees in connection therewith (the “Leases”), a copy of each such Lease has been made available to the Buyer. Except as set forth on Schedule 3.2(h)(1), AdvanceMed has the right to use pursuant to such Leases or currently owns, free of Encumbrances, except for Permitted Encumbrances, (a) all items of real property material to AdvanceMed or the Business, including leaseholds, contractual rights and all other interests in such real property, and (b) such other tangible assets and properties that are necessary to AdvanceMed to conduct the Business, including all such tangible assets that it purports to own or has the right to use as reflected in the Financial Statements or that were thereafter acquired (the “Property”), except, in any such case, for assets and Property not material to AdvanceMed and its business that were disposed of, in the ordinary course of business, since the Reference Balance Sheet Date.

(2) The property subject to the Leases is in reasonably good condition and repair, ordinary wear and tear excepted, such property and the use thereof by AdvanceMed complies in all material respects with applicable law, and all material licenses and approvals required for operation, leasing and use, by AdvanceMed, of the property subject to the Leases are in the name of AdvanceMed and are in good standing.
(3) Each Lease is in full force and effect and is binding and enforceable in accordance with its respective terms. To the knowledge of the CSC Parties, no bankruptcy, insolvency, rearrangement or similar Action involving the owner of any property subject to a Lease, whether voluntary or involuntary, is pending or threatened.
(4) There are no pending or, to the knowledge of the CSC Parties, threatened or contemplated condemnation proceedings, lawsuits, or Actions relating to any property subject to a Lease or other matters affecting the current use, occupancy, or value thereof.
(5) The material tangible personal property owned by AdvanceMed is in good operating condition and repair (normal wear and tear excepted) and AdvanceMed has good and valid title to all such owned material tangible personal property.
(i) Intellectual Property.
(1) Set forth on Schedule 3.2(i)(1) is a true, correct and complete list of: (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, owned by AdvanceMed and material to its business; (ii) all published or unpublished nonprovisional and provisional patent applications or reexamination proceedings, owned by AdvanceMed and material to its business; (iii) all trademarks, service marks, registered trademarks, applications for registration of trademarks, registered service marks, applications for registration of service marks, registered trade names and applications for registrations of trade names owned by AdvanceMed and material to its business; (iv) all registered copyrights of AdvanceMed; (v) all domain name registrations of AdvanceMed; and (vi) all proprietary software tools and other software applications owned by AdvanceMed and material to its business (the items enumerated in clauses (i) through (vi), together with all other Intellectual Property owned by AdvanceMed and material to its business, including all copyright and other Intellectual Property interests in the software tools and other software applications described in the foregoing clause (vi), the “Business IP”).
(2) Except as set forth in Schedule 3.2(i)(2), at Closing AdvanceMed will have sole and exclusive ownership free and clear of all Encumbrances of all of the Business IP, and will be properly licensed to use (or otherwise will have the right to use or to have used on AdvanceMed’s behalf), pursuant to the Transition Services Agreement, all other Intellectual Property that collectively is required and sufficient to operate the business as currently conducted by AdvanceMed.
(3) To the knowledge of the CSC Parties, the conduct of the Business has not been operated, and is not currently operated, in a manner that infringes or misappropriates any Intellectual Property rights of any third party. Except as set forth in Schedule 3.2(i)(3), to the knowledge of the CSC Parties, no third party is infringing upon, misappropriating, or otherwise violating rights to the Business IP.

(4) Except as set forth in Schedule 3.2(i)(4), to the knowledge of the CSC Parties, the operation of the Business does not conflict with, infringe upon or violate any Intellectual Property of any third party.
(5) Except as set forth on Schedule 3.2(i)(5), AdvanceMed has not specifically agreed to indemnify any Person against any charge of infringement or other violation with respect to any Intellectual Property. Neither AdvanceMed, nor to the knowledge of the CSC Parties, any other party with rights to the Business IP, have received any notice or claim of infringement or any claim challenging or questioning the validity or effectiveness of any of the items of Business IP.
(6) Set forth on Schedule 3.2(i)(6) is a true, correct and complete list of: (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, (ii) all published or unpublished nonprovisional and provisional patent applications or reexamination proceedings; (iii) all trademarks, service marks, registered trademarks, applications for registration of trademarks, registered service marks, applications for registration of service marks, registered trade names and applications for registrations of trade names; (iv) all registered copyrights; (v) all domain name registrations; and (vi) all software tools and other applications; in each case that are owned by a Seller or an Affiliate of Seller (other than AdvanceMed) that are currently used by AdvanceMed and material to its business.
(7) Except as set forth in Schedule 3.2(i)(7), AdvanceMed is the sole and exclusive owner of all Business IP, free and clear of any Encumbrances other than any Permitted Encumbrances. Set forth on Schedule 3.2(i)(7) is a true, correct and complete list of all joint owners of the Business IP. AdvanceMed is not liable and has made no contract or arrangement whereby it may become liable to any Person for any royalty or other compensation for use of any of the items of Business IP.
(8) Except as set forth on Schedule 3.2(i)(8), all past or present officers, employees, directors, shareholders, and consultants of AdvanceMed who have created Business IP have executed an agreement under which all rights, title and ownership in and to such Business IP are assigned to AdvanceMed and no such person or entity has any rights with respect thereto.
(j) Legal Proceedings. Except as set forth on Schedule 3.2(j), there is no Order or Action pending or, to the knowledge of the CSC Parties, threatened against AdvanceMed. Except as set forth on Schedule 3.2(j), no material claims have been asserted against AdvanceMed during the past five (5) years.
(k) Labor Matters.
(1) Set forth on Schedule 3.2(k)(1) is a true, correct and complete list, as of the date of this Agreement, of (i) all current officers, directors and employees of AdvanceMed and any former employees whose employment with AdvanceMed terminated within 60 days from the date hereof; (ii) all employment agreements to which AdvanceMed is bound; and (iii) the current annual compensation (and the portions thereof attributable to salary, bonus and other compensation respectively) of each employee, officer, manager or director of AdvanceMed as of the date of this Agreement. Any accruals for incentive bonuses to employees of AdvanceMed for the current or prior fiscal year are accurately reflected on the Financial Statements. Schedule 3.2(k)(1) also shows totals, for each employee of AdvanceMed as of December 31, 2010 for (x) accrued but unused vacation and sick leave and (y) accrued but unpaid bonuses and commissions. True, correct and complete information as of December 31, 2010 regarding current compensation paid or payable and any change in compensation since December 31, 2010, sick and vacation leave accrued but unused, severance pay potential, and date of hire related to each employee of AdvanceMed is set forth on Schedule 3.2(k)(1).

(2) There have been no organized labor strikes, disputes, slowdowns or stoppages, or collective bargaining or unfair labor practice claims pending or, to the knowledge of the CSC Parties, threatened against or affecting AdvanceMed. AdvanceMed is not a party to a collective bargaining agreement or other similar Contract. No labor organization, collective bargaining representative or group of employees claims to represent any employees of AdvanceMed. AdvanceMed is not the subject of any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of its employees. AdvanceMed has not breached or violated in any material respect any (i) Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (ii) employment agreement or other Contract covering individual employees; and no claims, controversies, investigations, audits or suits are pending or, to the knowledge of the CSC Parties, threatened, with respect to such Laws or Contracts, either by private individuals or by Governmental Entities. AdvanceMed has not incurred any Liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees. All employees of AdvanceMed are employed on an at-will basis. All Persons who have performed services for AdvanceMed while classified as independent contractors have satisfied the requirements of Law to be so classified. Except as set forth on Schedule 3.2(k)(2), there are no, and at no time have been, any independent contractors who have provided services to AdvanceMed for a period of six (6) consecutive months or longer. No employees of, or independent contractors to, AdvanceMed are employed outside the United States.
(l) Insurance. CSC, Holdco or their Affiliates maintain, on behalf of AdvanceMed, CSC or Holdco or their Affiliates insurance in coverages and amounts customary in the industry and adequate for the business of AdvanceMed as currently conducted. Set forth on Schedule 3.2(l) is a true, correct and complete list of (i) the insurance policies maintained by CSC, Holdco or their Affiliates (other than AdvanceMed) that provide coverage for AdvanceMed and the Business and (ii) all current claims made by or on behalf of or related to AdvanceMed under such policies. All of such policies are in full force and effect and none of AdvanceMed, CSC, Holdco and their Affiliates, or to the knowledge of the CSC Parties, any other party to the policy, is in default of any provision thereof or has received notice of cancellation or termination thereof. There is no claim made by or on behalf of or related to AdvanceMed pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid and AdvanceMed is not liable for retroactive premiums or similar payments. The policies listed in Schedule 3.2(l) will terminate as to AdvanceMed and the Business upon the consummation of the transactions contemplated by this Agreement, and AdvanceMed will have no further coverage or rights thereunder except as set forth on Schedule 3.2(l) and Section 5.7.
(m) Permits. Except as set forth on Schedule 3.2(m), AdvanceMed holds and has at all times since January 1, 2009 held all material Permits that are or were required by any Governmental Entity to permit it to conduct its business as now conducted, and that such Permits are valid and in full force and effect, subject to the filings and Approvals contemplated by Section 4.3. AdvanceMed has not received written notice or, to the knowledge of the CSC Parties, oral notice of (i) any pending suspension, cancellation or termination or material modification of any of such Permits or (ii) any material default under any of such Permits.

(n) Compliance with Law. Except as set forth on Schedule 3.2(n), AdvanceMed is and has been operating its business in compliance in all material respects with all applicable Laws. It is the intent of the Parties that this representation and warranty is not applicable to matters relating to Taxes, employee benefit matters, environmental matters, Government Contract matters, Foreign Corrupt Practices Act matters or Data Privacy matters, which are the subject of Sections 3.2(f), 3.2(o), 3.2(p), 3.2(r), 3.2(y) and 3.2(z), respectively.
(o) Employee Benefits.
(1) Set forth on Schedule 3.2(o)(1), solely in respect of any employee of AdvanceMed (an “Employee”) or any former Employee and solely with respect to such Employee’s or former Employee’s service for AdvanceMed (it being understood that such schedule and the related defined terms set forth in this Section 3.2(o)(1) shall not apply to any plan, benefit or arrangement maintained or contributed to by CSC, Holdco or their ERISA Affiliates for the benefit of any person who is not an Employee or former Employee of AdvanceMed), is a true, correct and complete list of (including the sponsor of) (i) each “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, (ii) each “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA (such plans in clause (i) and (ii) being hereinafter referred to collectively as the “ERISA Plans” and being separately identified as such on such Schedule), and (iii) each other employment, incentive compensation, bonus, stock option, stock purchase, severance or retention pay, deferred compensation, unemployment benefit, retirement, vacation pay, health, life or other insurance, fringe benefit, or other employee benefit plan, program, or Contract maintained or contributed to by CSC, Holdco or their respective ERISA Affiliates (including AdvanceMed) (collectively, together with the ERISA Plans, referred to hereinafter as the “Plans”).
(2) Except as set forth on Schedule 3.2(o)(2), with respect to the ERISA Plans and solely with respect to AdvanceMed:
(i) none of AdvanceMed, any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which AdvanceMed would be subject to any liability pursuant to Sections 406 or 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a material Tax imposed pursuant to Section 4975 of the Code; and
(ii) no liability under Title IV of ERISA has been incurred or will be incurred by AdvanceMed unless such liability has been, or prior to the Closing Date will be, satisfied in full.
(3) Except as set forth on Schedule 3.2(o)(3), with respect to the Plans and solely with respect to AdvanceMed:
(i) each of such Plans has been operated and administered in substantial compliance with all provisions of the governing documents and with all provisions of applicable Laws; and
(ii) each ERISA Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to the effect that such Plan is qualified, and nothing has occurred since the date of the most recent such determination (other than certain amendments to the Code, the remedial amendment period for which has not yet expired) that would adversely affect the qualified status of any of such Plans.

(4) Solely with respect to AdvanceMed, none of the ERISA Plans is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA.
(5) Except as set forth on Schedule 3.2(o)(5), the execution of, and performance of the transactions contemplated in, this Agreement will not alone or in connection with any subsequent act result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, director, consultant or independent contractor of AdvanceMed. The only severance Contracts or severance policies applicable to AdvanceMed in the event of or after a change in control of AdvanceMed are the Contracts and policies specifically referred to in Schedule 3.2(o)(5).
(6) Except as set forth on Schedule 3.2(o)(6), AdvanceMed is not the plan sponsor of any ERISA Plan.
(7) There are no Plans or other Contracts which will provide or promise any payments as a result of any transactions contemplated pursuant to this Agreement to any AdvanceMed officer, employee, highly compensated individual, or other service provider which (a) will be “parachute payments” under Sections 280G or 4999 of the Code for which Buyer or AdvanceMed would have withholding liability or that would result in loss of tax deductions under Section 280G of the Code or (b) would result in loss of tax deductions under Section 162(m) of the Code.
(8) Except as set forth in Schedule 3.2(o)(8) and except for liability to provide coverage under the continuation of coverage provisions of Section 4980B of the Code and Sections 601 — 608 of ERISA (“COBRA”), neither CSC, Holdco, their Affiliates or their respective representatives has made any commitments prior to the Closing to provide retiree medical or other retiree welfare benefits to any Continuing Employee. Buyer, AdvanceMed, and Buyer’s Affiliates will have no liability or responsibility with respect to any retiree medical obligations under the Plans for current or former AdvanceMed employees or their beneficiaries after the Closing Date.
(9) AdvanceMed has classified all individuals who perform services for them correctly under the Plans, ERISA and the Code as common law employees, independent contractors or leased employees. No individuals who regularly perform services for AdvanceMed are leased employees.
(10) AdvanceMed has at all times relied on the Plans and payroll systems as provided by the Sellers and their Affiliates (other than AdvanceMed), and has at no time established any such plans or systems on its own behalf. As of the Effective Date, none of such Plans or payroll systems will be available to Buyer or AdvanceMed in any respect.
(p) Environmental Compliance. Except as set forth on Schedule 3.2(p), AdvanceMed is in compliance in all material respects with all applicable Environmental Laws. Except as set forth in Schedule 3.2(p), AdvanceMed has not received any written Environmental Claim, and, to the knowledge of the CSC Parties, there is no pending or threatened Environmental Claim. Except as set forth in Schedule 3.2(p), AdvanceMed has not entered into, has not agreed to be subject to, and is not subject to any Order of any Governmental Entity under or relating to any Environmental Laws. Except as set forth in Schedule 3.2(p), Regulated Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released by AdvanceMed at, on, from or under any of the properties or facilities currently or formerly (within the past five (5) years) owned, leased or otherwise used by AdvanceMed, in material violation of any Environmental Law, or in a manner or to a location that would reasonably be expected to give rise to a Material Adverse Effect.
(q) Affiliate Transactions. Except as disclosed on Schedule 3.2(q), none of the Sellers or any of their Affiliates (other than AdvanceMed) or any director or officer of Sellers, its affiliates or AdvanceMed (i) provides or causes to be provided to AdvanceMed any assets, services or facilities and AdvanceMed does not provide or cause to be provided to CSC, Holdco or any of their Affiliates (other than AdvanceMed) any assets, services or facilities, (ii) owns any property or right, tangible or intangible, which is used in AdvanceMed’s business, (iii) has any material claim or cause of action against AdvanceMed or (iv) owes any money to, or is owed any money by AdvanceMed.

(r) Government Contracts.
(1) Set forth on Schedule 3.2(r)(1) is a true, correct and complete list of (i) all Government Contracts (other than Government Contracts for which final payments have been made and any outstanding Bids) to which AdvanceMed is a party and which pertain to its business, and (ii) all Government Contracts for which final payments have been made since January 1, 2009. Such Government Contracts set forth on Schedule 3.2(r)(1) are in full force and effect and are free and clear of any Encumbrances, except those for which final payment has been made and for which a closeout date is specified. To the knowledge of the CSC Parties, the Government Contracts set forth on Schedule 3.2(r)(1) (or, where applicable, the prime Government Contracts under which the current Government Contracts were awarded) are not currently the subject of bid or award protest proceedings.
(2) Set forth on Schedule 3.2(r)(2) is a true, correct and complete list of outstanding Bids that have been submitted by AdvanceMed. AdvanceMed made no false statements in connection with its Bid for any Government Contract or any prospective Government Contract.
(3) Except as set forth in Schedule 3.2(r)(3): (i) AdvanceMed has fully complied with all material terms and conditions of each Government Contract and has performed in all material respects, all material obligations required to be performed by it thereunder; (ii) AdvanceMed has complied in every material respect with, and has conducted its operations in every material respect in accordance with, all applicable Laws pertaining to such Government Contracts including compliance in all material respects with the Cost Accounting Standards Board rules and regulations; (iii) all representations and certifications made by AdvanceMed with respect to such Government Contracts were accurate in every material respect as of their effective date and AdvanceMed has complied with all such representations and certifications in all material respects; (iv) with respect to each Government Contract for which performance is not completed, no termination for convenience, stop work notice, notice of an intent not to exercise an option to continue performance for an option period within the terms specified in such Government Contract, or notice that the scope of any Government Contract will be reduced, has been issued or threatened, and, to the knowledge of the CSC Parties, there is no information providing a reasonable basis for anticipating any such notice, order or non-exercise of an option; (v) no notice of termination for default, cure notice, or show cause notice has been issued or threatened with respect to any Government Contract, and, to the knowledge of the CSC Parties, there is no information providing a reasonable basis for anticipating any such notice; (vi) AdvanceMed has not submitted any report pursuant to any Government Contract that was inaccurate, untruthful or misleading and (vii) there exist no outstanding requests for equitable adjustment or other contractual action for relief, nor any claim to withhold, recoup, or set-off payment or to disallow any cost, against AdvanceMed either by a Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and AdvanceMed has not requested an equitable adjustment with respect to any Government Contract.

(4) AdvanceMed has not received any adverse or negative past performance evaluations or ratings of any nature from any Government Entity.
(5) Except as set forth in Schedule 3.2(r)(5): (i) neither AdvanceMed nor, to the knowledge of the CSC Parties, any of its directors, officers, employees, consultants or agents is, or since January 1, 2009, has been under administrative, civil or criminal indictment by any Governmental Entity or has pled guilty to any criminal offense which could reasonably be expected to lead to (A) suspension, (B) debarment or (C) other ineligibility to be a party to a Government Contract or which could reasonably be expected to subject AdvanceMed to any reporting obligation under FAR or other Laws applicable to Government Contracts; and neither AdvanceMed nor, to the knowledge of the CSC Parties, any of its directors, officers, employees, consultants or agents has received any notice that any investigation is pending with respect to any criminal Law and, to the knowledge of the CSC Parties, there is no such investigation with respect to any criminal Law pending; (ii) neither AdvanceMed nor, to the knowledge of the CSC Parties, any of its directors, officers, employees, consultants or agents has received notice of a pending audit other than in the ordinary course of business and consistent with past practice (including any draft audit report) or investigation (other than an investigation covered by clause (i) above) of AdvanceMed or any of its officers, employees or representatives by any Governmental Entity or any third party auditor or investigator acting on behalf of any Governmental Entity, nor, to the knowledge of the CSC Parties, since January 1, 2009 has there been any such audit or investigation of AdvanceMed or any of its directors, officers, employees or representatives with respect to any Government Contract, (iii) none of the audits set forth on Schedule 3.2(r)(5) has resulted in an adverse finding with respect to any material irregularity, misstatement or omission arising under or relating to any Government Contract; and (iv) during the last three years, AdvanceMed has not made any voluntary or mandatory disclosure in writing to a Governmental Entity with respect to any irregularity, misstatement or omission arising under or relating to a Government Contract.
(6) Except as set forth in Schedule 3.2(r)(6), there are (i) no outstanding and, to the knowledge of the CSC Parties, no threatened material claims against AdvanceMed, either by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, and (ii) no material, and, to the knowledge of the CSC Parties, no threatened disputes between AdvanceMed, on the one hand, and a Governmental Entity, on the other hand, under the Contract Disputes Act or any other Federal statute or comparable foreign law, or between AdvanceMed, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract.
(7) Except as set forth in Schedule 3.2(r)(7), AdvanceMed is not, and to the knowledge of the CSC Parties, none of its directors, officers, employees, consultants or agents is suspended, debarred, or proposed for debarment from doing business with any Governmental Entity or is the subject of a finding of non-responsibility or ineligibility for Government Contracts. There are no facts, events, or circumstances that would require AdvanceMed to report in the Federal Awardee Performance and Integrity Information System (FAPIIS,) in relation to any Bid, Government Contract or prospective Government Contract, that AdvanceMed or any of its principals (as defined in FAR 52.209-7) have within the last five years, in connection with the award to or performance by AdvanceMed of a Federal contract or grant, been the subject of a proceeding, at the Federal or State level that resulted in any of the dispositions set forth in FAR 52.209-7. To the knowledge of the CSC Parties, no reasonable basis exists to give rise to a claim by a Governmental Entity for fraud (as such concept is defined under the applicable U.S. or foreign laws), or, without limiting the foregoing, for any violation of the False Claims Act, the Truth in Negotiations Act, or the Procurement Integrity Act, or any comparable foreign law, in connection with any Government Contract.

(8) AdvanceMed represents that it is in compliance with FAR 52.203-13 in its Government Contracts.
(9) Set forth on Schedule 3.2(r)(9) is a true, correct and complete list of all facility security clearances held by AdvanceMed and all personnel security clearances held by any officer, director or employee of AdvanceMed. AdvanceMed and its respective employees hold all necessary facility and personnel security clearances and permits as required for the execution of its obligations under any Government Contract to which it is a party. AdvanceMed is and has been at all times since January 1, 2009 in compliance with all national security obligations, including those specified in NISPOM, ITAR and all other similar security regulations of Governmental Entities.
(10) Set forth on Schedule 3.2(r)(10) is a true, correct and complete list of the Government Contracts or Bids that contain OCI clauses or other similar provisions that might restrict or preclude Buyer or any of its Affiliates from supplying products or services to any Governmental Entity or supplier thereto. In addition, Schedule 3.2(r)(10) sets forth: (i) the operative language of the OCI Clauses contained in such Government Contracts and Bids, and (ii) certain opinions of the Government Accountability Office relating to two such Contracts under the “Zone Program Integrity Contractor” program. AdvanceMed has not had access to non-public information or engaged in any conduct that would create in any procurement for a Government Contract or a prospective Government Contract for which AdvanceMed is competing an OCI that could not be effectively avoided, neutralized, or mitigated under FAR Subpart 9.5. AdvanceMed has developed and implemented procedures designed to identify potential OCIs.
(11) Set forth on Schedule 3.2(r)(11) is a true, correct and complete list identifying by description or inventory number and contract all property, equipment, fixtures and software loaned, bailed or otherwise furnished to or held by AdvanceMed (or by third-parties on behalf of AdvanceMed) by or on behalf of a Governmental Entity as of the date stated therein (said government furnished property, equipment, fixtures and software are herein referred to as “Government Furnished Equipment”). Except as set forth in Schedule 3.2(r)(11), there are no outstanding loss, damage or destruction reports that are required to have been submitted to any Governmental Entity with respect to such Government Furnished Equipment. AdvanceMed has complied in all material respects with any requirements under its Government Contracts applicable to Government Furnished Equipment.
(12) AdvanceMed has not assigned, conveyed, or otherwise transferred or agreed to assign, convey, or transfer to any person, any right, title or interest in any Government Contract, or any account receivable relating thereto, whether as a security interest or otherwise.
(13) Since January 1, 2009, AdvanceMed has not entered into any Government Contract or submitted any Bid outside of the ordinary course of business and consistent with past practice.
(s) Bank Accounts; Lock Boxes. Set forth on Schedule 3.2(s) is a true, correct and complete list of all banks or other financial institutions with which AdvanceMed has an account or maintains a lock box or safe deposits box, showing the type of each such account, lock box and safe deposit box and the names of persons authorized as signatories thereon or to act or deal in connection therewith.
(t) Books and Records. The minute books and records of AdvanceMed contain true, correct and complete records of all actions taken at all meetings and by all written consents in lieu of meetings of the Board of Directors, or any committees thereof, and equityholders of AdvanceMed. AdvanceMed has made available to the Buyer true, correct and complete copies of resolutions adopted by the Board of Directors of AdvanceMed authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement which are in full force and effect.

(u) No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of AdvanceMed or any of its Affiliates (including the Sellers) in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fee or other commission arising in connection with this Agreement or such transactions.
(v) Backlog. Schedule 3.2(v) sets forth the Funded Backlog of orders for AdvanceMed as of December 31, 2010. Prior to the Closing, Schedule 3.2(v) shall be updated to additionally set forth the Funded Backlog of AdvanceMed as of the date set forth therein, which date shall be within thirty (30) days of the Closing Date. Notwithstanding the foregoing, except as otherwise provided in this Agreement, the CSC Parties make no representation or warranty in respect of AdvanceMed’s ability to earn, recognize as revenue or collect any Funded Backlog amount.
(w) Accounts Receivable. Set forth on Schedule 3.2(w) is a true, correct and complete list of the accounts receivable of AdvanceMed (the “Accounts Receivable”) as of the Reference Balance Sheet Date. All such Accounts Receivable (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current, net of the applicable reserve for bad debts reflected in the Financial Statements, which such reserves are commercially reasonable and have been determined in accordance with GAAP, consistently applied. All such Accounts Receivable that have arisen since such dates, including without limitation, all Accounts Receivable included in the Closing Balance Sheet, are valid receivables subject to no setoffs or counterclaims, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Reference Balance Sheet and all such Accounts Receivable will be collectible in full in the ordinary course of business within the timeframes set forth with respect to each such receivable on Schedule 3.2(w).
(x) Customers and Suppliers. Set forth on Schedule 3.2(x) is a true, correct and complete list of (i) the top ten customers and top ten suppliers of AdvanceMed (based on aggregate revenues received by AdvanceMed from such customers) during the last two fiscal years. Except as set forth on Schedule 3.2(x), AdvanceMed is not a party to any contract, agreement or arrangement with any customer of AdvanceMed which provides that such customer shall be sold products or services at the lowest price AdvanceMed charges its customers for any such products or services or otherwise requires AdvanceMed to match prices or discounts offered to some customers or to maintain a particular price or discount relationship relative to a category of customers, or which contains any other “most favored customer” or “most favored nation” or similar clause, and AdvanceMed is in compliance with any such provisions (including any reporting provisions concerning price reductions) contained in the agreements or included in such arrangements listed on Schedule 3.2(x). There are no outstanding disputes with any customer or vendor listed on Schedule 3.2(x) and no customer or vendor listed thereon has refused to continue to do business with AdvanceMed or has stated or otherwise indicated to AdvanceMed its intention not to continue to do business with or to reduce the amount of such business (including by way of not exercising any option year or not continuing to place task orders) or otherwise materially change the terms of its relationship with AdvanceMed. AdvanceMed does not have any arrangements with any independent distributors, representatives or agents for the sale of any products or services of AdvanceMed.

(y) Ethical Practices; Foreign Corrupt Practices Act. Neither AdvanceMed, nor, to the knowledge of the CSC Parties, any director, officer, employee, agent or representative of AdvanceMed is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act. In furtherance of the foregoing, neither AdvanceMed, nor, to the knowledge of the CSC Parties, any director, officer, employee, agent or representative of AdvanceMed has corruptly (within the meaning of the Foreign Corrupt Practices Act) or otherwise illegally offered or given, and to the knowledge of the CSC Parties, no Person has corruptly (within the meaning of the Foreign Corrupt Practices Act) or otherwise illegally offered or given on behalf of AdvanceMed, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of any Governmental Entity; or (iii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Entity, political party, or public international organization, or any candidate for political office, for the purpose of any of the following: (x) influencing any such Person’s decision to fail to perform an official function; (y) inducing such Person to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist AdvanceMed in obtaining or retaining business for, or with, any Governmental Entity or securing an improper competitive advantage; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist AdvanceMed in obtaining or retaining business for, or with, or directing business to, any Person. AdvanceMed has conducted its operations and businesses in compliance with the Foreign Corrupt Practices Act.
(z) Data Privacy. Except as set forth in Schedule 3.2(z), AdvanceMed (i) has materially complied with and is in material compliance with all Data Laws, (ii) has materially complied with and is currently in material compliance with its policies applicable to data privacy, data security, and personal information, (iii) has not experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed.
(aa) Capital Expenditures. Schedule 3.2(aa) sets forth AdvanceMed’s approved budget for capital expenditures (“Capital Expenditures”) for the period commencing on January 1, 2011 and concluding on April 1, 2011, the total of such budgeted Capital Expenditures being $3,957,000. Schedule 3.2(aa) also sets forth, for the period commencing January 1, 2011 and concluding on January 31, 2011, the amount of Capital Expenditures, by general category, actually effected by AdvanceMed. Pursuant to the procedures specific in Section 2.2(b), AdvanceMed will update Schedule 3.2(aa) not later than four Business Days prior to the Closing Date in order to reflect additional capital expenditures from January 31, 2011 through the date of such schedule update. Notwithstanding the foregoing, AdvanceMed may re-allocate the aggregate amount of Capital Expenditures among the general categories shown on Schedule 3.2(aa) or modify its anticipated spend rate as it determines in its sole discretion due to business and operational circumstances; provided, that such re-allocations or modifications shall not affect the Target Capital Expenditure Amount. Capital Expenditures made by AdvanceMed in accordance with Schedule 3.2(aa) shall not require any updates to the Disclosure Schedules (other than Schedule 3.2(aa)) or be deemed to violate or otherwise require any consent under Section 4.2.
(bb) No Other Representations or Warranties; Disclosure Schedules. Except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedules hereto as supplemented or amended in accordance with the terms hereof), none of the Sellers or any other Person makes any other express or implied representation or warranty with respect to AdvanceMed, the Business or the transactions contemplated by this Agreement, and the Sellers disclaim any other representations or warranties, whether made by the Sellers or any of their Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article III hereof (as modified by the Disclosure Schedules hereto as supplemented or amended in accordance with the terms hereof), the Sellers hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any stockholder, director, officer, employee, agent, consultant, or representative of the Sellers or any of their Affiliates). The disclosure of any matter or item in any Disclosure Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

3.3 Representations and Warranties of Buyer.
Buyer represents and warrants to the Sellers, and agrees with the Sellers, as follows:
(a) Organization and Related Matters. Buyer is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party.
(b) Authorization. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement and, when executed, the Related Agreements to which Buyer is a party constitute, or will constitute, legally valid and binding obligations of Buyer, enforceable against Buyer, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.
(c) No Conflicts. The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party by Buyer will not (i) violate the Organizational Documents of Buyer or (ii) violate any Law, except for any such violations as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer will not require the Approval or consent of any Person, including any Governmental Entity, to be obtained, except for any such Approvals and consents of third-parties the failure of which to receive would not, individually or in the aggregate, have an adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.
(d) Legal Proceedings. There is no Order or Action pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer that individually or when aggregated with one or more other Orders or Actions has had or would reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement or any Related Agreement to which it is a party.
(e) No Brokers or Finders. Except as set forth on Schedule 3.3(e), no agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions arising in connection with this Agreement or such transactions.
(f) Financing. Buyer has on the date of this Agreement, and will have at Closing, immediately available funds in U.S. dollars (through cash or cash equivalents and existing committed credit arrangements) sufficient to consummate the transactions contemplated by, and otherwise satisfy the obligations of Buyer under, this Agreement without the need to seek financing from any third party source.

(g) Investment Representation. Buyer is aware that the Shares are not registered under the Securities Act. Buyer is an “accredited investor” as defined under the Securities Act and possesses such knowledge and experience in financial and business matters and in the business conducted by AdvanceMed that it is capable of evaluating the merits and risks of its investments hereunder. Buyer is acquiring the Shares from Holdco for its own account, for investment purposes only and not with a view to the distribution thereof. Buyer agrees that the Shares will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act. Buyer understands that the exemptions from registration under the federal and state securities Laws relied upon by the CSC Parties in connection with the sale of the Shares pursuant to this Agreement are based in part on the matters addressed in this Section 3.3(g).
(h) Organizational Conflict of Interest. As of the date of this Agreement and immediately following the Closing, no unmitigatable OCI will exist within Buyer’s or any Affiliate of Buyer’s organization as a result of its acquisition of AdvanceMed, nor will AdvanceMed, as a result of circumstances then existing within Buyer or any Affiliate of Buyer, be in breach of any OCI clause contained in AdvanceMed’s Government Contracts included in Schedule 3.2(r)(10). Buyer has disclosed to CSC all commercial and government healthcare Contracts, task orders, work orders, agreements or similar arrangements (including, without limitation, any outstanding Bids or other proposals) under which Buyer or one or more of its Affiliates performs or may perform that, directly or indirectly, involve any part of Medicare or Medicaid. Buyer hereby assumes, and expressly agrees that the Sellers and their Affiliates hereby disclaim, all risk of any and all Losses relating to any finding by a Governmental Entity that, after the Closing Date, Buyer or any Affiliate of Buyer has an unmitigatable OCI attributable to Buyer’s acquisition of AdvanceMed.
(i) No Access to CSC Plans. Buyer acknowledges and agrees that, as of the Effective Date, none of the Plans or payroll systems made available to AdvanceMed by the Sellers and their Affiliates prior to the Closing Date will be available to Buyer or AdvanceMed in any respect.
ARTICLE IV
COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING
4.1 Access.
Subject to Section 5.2 and applicable Laws, the CSC Parties shall, and shall cause their Affiliates to, authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have access during normal business hours, upon reasonable notice (to be given to the Person identified in the last sentence of this Section 4.1(a)) and in such manner as will not unreasonably interfere with the conduct of the Business, to (i) their respective properties, books, records, financial data, operating instructions and procedures and all other information with respect to AdvanceMed or the Business as Buyer may from time to time reasonably request and (ii) AdvanceMed’s, and if applicable, a Seller’s, officers and employees; provided, however, that nothing in this Section 4.1 shall obligate the CSC Parties or their Affiliates to provide Buyer with any information relating to any offers or indications of interest received prior to the date hereof by the CSC Parties or their respective Affiliates or representatives from any Person other than Buyer to acquire AdvanceMed or any of its Equity Securities, properties or assets or any communications between the CSC Parties or their respective Affiliates or representatives on the one hand and any such other Person on the other hand relating to such offers or indications of interest or the transactions contemplated thereby (it being understood that the Sellers may retain all such documents, information and communications, which shall be the sole property of the Sellers at all times prior to and after the Closing). For purposes of this Section 4.1(a), the CSC Parties and Buyer shall be deemed to have entered into a joint defense agreement for purposes of the CSC Parties providing access to any information or taking any other action that would otherwise constitute a waiver of the attorney-client privilege. All such activities described in this Section 4.1(a) shall be coordinated in advance through Travis L. Koberg on behalf of the CSC Parties.

4.2 Conduct of Business.
From the date hereof until the Closing Date, the Sellers shall cause AdvanceMed to, and AdvanceMed shall, except as described in Schedule 4.2 or otherwise permitted by Section 3.2(aa):
(a) operate its businesses only in the ordinary course of business, as presently conducted, as conducted in past practice and as presently proposed to be conducted in the future;
(b) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and not change any of its accounting principles;
(c) not consummate any merger or consolidation with, or acquisition of assets or equity of, any Person;
(d) not amend or modify its Organizational Documents;
(e) not issue or sell any of its Equity Securities nor issue or grant any options, warrants, calls, rights, convertible securities or other Contracts or commitments of any character pursuant to which it would be obligated to issue or sell any Equity Securities;
(f) with respect to employees of AdvanceMed and except as required to comply with applicable Laws, the ERISA Plans or Contracts, and excluding possible changes to the ERISA Plans of CSC that do not disproportionately affect AdvanceMed, (i) not make any material increase in employee benefits payable by it to its employees, other than increases that are consistent with past practices or that are provided for under the terms of any Plans in effect on the date hereof, (ii) not increase the compensation or benefits of, or promise any bonus to, any officer or key employees or materially modify their terms of employment, and (iii) not amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation;
(g) not transfer or dispose of any material assets or property (other than cash) of AdvanceMed to the Sellers or their Affiliates (other than AdvanceMed) or to any other Person;
(h) not mortgage, pledge or subject to any Encumbrance (other than a Permitted Encumbrance) any of its assets or properties;
(i) not incur any bank indebtedness or borrowing whether or not in the ordinary course of business (other than intercompany borrowing conducted in the ordinary course of business), or issue any commercial paper;
(j) not waive any rights of material value or cancel any material debts or claims or remedy under any Contract;
(k) not enter into any Contract that would constitute a Material Contract or materially amend the terms of, or terminate, any Material Contract, other than new task orders under existing Material Contracts in the ordinary course of business and consistent with past practice;
(l) not create or assume any liability, except in the ordinary course of business and consistent with past practices; or postpone or defer the creation, incurrence or assumption of any liability that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

(m) not commence or settle any material Action;
(n) not enter into any leases of real property;
(o) not enter into any leases of equipment or machinery except in the ordinary course of business;
(p) not do any of the following: make (except in the ordinary course of filing Tax Returns), amend or revoke any election with respect to Taxes, amend any Tax Return, adopt or change any accounting method relating to Taxes, change any annual Tax accounting period, consent to any waiver or extension of any statute of limitations with respect to Taxes or Tax Returns, or settle or compromise any Tax claim, assessment or Liability, in each case, where any such action would have the effect of increasing the Tax liability of AdvanceMed, or reducing its Tax deductions, Tax credits or Tax basis, for any Post-Effective Date Tax Period;
(q) not take any action, fail to take any action or enter into any agreement or understanding that causes any Seller Party to be in breach or violation of any of the representations or warranties made in this Agreement;
(r) not write off as uncollectible or establish any extra reserve with respect to, any account receivable or other receivable; and
(s) not agree to take any action or actions prohibited by any of the foregoing clauses (a) through (r); provided, however, that this Section 4.2 shall not be construed to prohibit (i) the payment of any dividend or distribution in cash by AdvanceMed to the Sellers or (ii) any payments by AdvanceMed in respect of any Intercompany Obligations.
Buyer hereby designates the two (2) officers of Buyer or its Affiliates listed on Schedule 4.2, or such other officers as Buyer may designate upon written notice to the CSC Parties (the “Buyer’s Representatives”), to be responsible for determining whether consent to any action prohibited by this Section 4.2 shall be given by Buyer. CSC hereby designates Travis L. Koberg, or such other officer of CSC as CSC may designate upon written notice to Buyer (the “CSC Representatives”), to contact Buyer’s Representatives with any requests for consent to any action prohibited by this Section 4.2. Buyer’s Representatives shall respond promptly in writing to any request for consent to the taking of any action under this Section 4.2 but in no event later than 5:00 p.m. EST on the fifth (5th) Business Day following receipt of a request for consent from CSC. If Buyer’s Representatives do not respond to any request by such deadline, such consent will be deemed to have been given. The CSC Parties may rely on any consent given in writing by either of Buyer’s Representatives. The time periods within which Buyer’s Representatives must respond shall commence on the date on which either of Buyer’s Representatives receives a written request for consent.

4.3 Cooperation; Certain Consents and Approvals.
(a) From the date hereof until the Closing Date, upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the transactions contemplated by this Agreement as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby, and the taking of such actions as are necessary to obtain any requisite Approvals, Orders, Permits, qualifications, exemptions or waivers from any third party or Governmental Entity. In addition, no Party shall take any action after the date hereof (other than any action required to be taken under this Agreement or to which the other Parties shall have granted their consent) that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Approval, Order, Permit, qualification, exemption or waiver from any Governmental Entity or other Person required to be obtained prior to Closing.
(b) To the extent permitted by applicable Law and subject to any limitations on access to information provided for in Section 4.1, each Party shall consult with the other Parties with respect to, and provide any information reasonably requested by the other Party in connection with, all material filings made with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. If any Party or any of its Affiliates receives a request for information or documentary material from any Governmental Entity with respect to any of the transactions contemplated hereby, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, to the extent permitted by applicable Law, after consultation with the other Parties, an appropriate response in compliance with such request.
4.4 Settlement of Intercompany Obligations. The CSC Parties shall cause all obligations, if any, for the payment of intercompany accounts which are owed by AdvanceMed to the Sellers and their Affiliates (other than AdvanceMed) (the “AdvanceMed Intercompany Obligations”) or which are owed by the Sellers or any of their Affiliates (other than AdvanceMed) to AdvanceMed (the “CSC Intercompany Obligations” and, together with AdvanceMed Intercompany Obligations, the “Intercompany Obligations”) to be satisfied, paid and settled prior to the Effective Date, such that, at Closing, there are no remaining Intercompany Obligations.
4.5 Notification of Certain Matters. The CSC Parties shall give prompt notice to the Buyer of (i) any event the occurrence or non-occurrence of which causes or is reasonably likely to cause any representation or warranty of any of the CSC Parties contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any failure of any CSC Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any CSC Party hereunder. During the period after the date hereof but prior to the Closing, CSC Parties will from time to time to supplement, modify or update their disclosure schedules if as a result of any matter, change, fact, circumstance, occurrence, development or event occurring or arising during the period after the execution of this Agreement any representation or warranty made herein would no longer be correct without the disclosure of such exception (such schedule, as so supplemented, modified or updated and accompanied by a summary specifying, in reasonable detail, the changes made to be referred to collectively, an “Updated Seller Party Disclosure Schedule”). Any such supplements, modifications and updates set forth in the Updated Seller Party Disclosure Schedule shall not be deemed to be a failure to satisfy any closing condition to this Agreement or give Buyer the right to terminate this Agreement unless such supplements, modifications and updates, in the aggregate, result in a Material Adverse Effect, and Buyer shall consummate the transactions contemplated hereby; provided, however, that following the consummation of the transactions contemplated hereby, such supplements, modifications and updates shall not be deemed to have cured any respective breach of any representation or warranty of the CSC Parties made as of the Closing Date for purposes of seeking indemnification remedies under Article IX, and the Buyer may seek indemnification for items in the Updated Seller Party Disclosure Schedules pursuant to the provisions of Article IX.

4.6 No Solicitation; No Trading. No CSC Party shall (and each CSC Party shall cause their respective Representatives not to) during the period commencing on the date of this Agreement and ending on the earlier of the Closing or the termination of this Agreement, solicit or encourage the initiation or submission of interest, offers, inquiries or proposals (or consider or entertain any of the foregoing) from any Person (including, without limitation, by way of providing any non-public information concerning AdvanceMed, its business or assets to any Person or otherwise, other than that information which was provided by the CSC Parties prior to the date hereof), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer, proposal to acquire, purchase, license, or lease (i) all or a substantial portion of AdvanceMed’s business or assets (including, without limitation the Business IP), or (ii) AdvanceMed’s ownership interests or other securities, in each case whether by purchase of the Shares, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, tender offer, lease, license or otherwise (any of the foregoing, a “Competing Transaction”). AdvanceMed shall, and AdvanceMed shall cause its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Buyer) relating to a possible Competing Transaction, and shall promptly provide the Buyer with an oral and a written notice of any expression of interest, proposal or offer relating to a possible Competing Transaction that is received by AdvanceMed or by any of AdvanceMed’s Representatives from any Person, which notice shall contain the nature of the proposal proposed and the material terms of the proposal and include copies of any such notice, inquiry or proposal, unless prohibited by a Contract in place prior to Closing. AdvanceMed represents and warrants to the Buyer that (i) this Section 4.6 does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which AdvanceMed or AdvanceMed’s officers, employees, directors or agents are currently bound, and (ii) no breach or violation of the Letter of Intent has occurred or is continuing.
ARTICLE V
CONTINUING COVENANTS
5.1 Cooperation.
(a) For a period of seven (7) years after the Closing Date (or such longer period as may be required by any Governmental Entity or requested by the Sellers in connection with disputes or litigation or the close out process of any Government Contract), upon the Sellers’ reasonable request and without necessity of subpoena, Buyer and its Affiliates (including AdvanceMed after the Closing Date) and their representatives and counsel will use commercially reasonable efforts to (1) neither dispose of nor destroy any of the books and records delivered to Buyer in connection with the Closing without first offering to turn over possession thereof to the Sellers (at the Sellers’ sole expense, including reimbursing Buyer and its Affiliates (including AdvanceMed)), by written notice to the Sellers to the extent practicable at least thirty (30) days prior to the proposed date of such disposition or destruction and (2) cause AdvanceMed and its representatives and counsel to cooperate reasonably with the Sellers and its representatives and counsel (at the Sellers’ sole expense, including reimbursing Buyer and its Affiliates (including AdvanceMed) for any third party expenses) for purposes of permitting the Sellers to address and respond to matters involving the Sellers that arise as a result of or otherwise relate to the Sellers’ prior ownership of the Business or AdvanceMed, whether or not related to this Agreement, including any claims made by or against the Sellers or any of its Affiliates, whether involving any Governmental Entity or third party. Any Business Proprietary Information that becomes in the possession of the Sellers or any of its Affiliates pursuant to this Section 5.1(a) shall be subject to Section 5.2(a).

(b) For a period of seven (7) years after the Closing Date (or such longer period as may be required by any Governmental Entity or requested by Buyer in connection with disputes or litigation or the close out process of any Government Contract), upon Buyer’s reasonable request and without necessity of subpoena, the Sellers and its Affiliates and their representatives and counsel will use commercially reasonable efforts to (1) neither dispose of nor destroy any of the books and records (other than records in the possession of the Sellers regarding the conduct of the Business or AdvanceMed at times prior to seven years prior to the Closing Date, all of which will be delivered to Buyer on or before the Closing Date) retained by the Sellers relating to the ownership or operation of the Business or AdvanceMed without first offering to turn over possession thereof to Buyer (at Buyer’s sole expense, including reimbursing the Sellers and its Affiliates), by written notice to Buyer to the extent practicable at least thirty (30) days prior to the proposed date of such disposition or destruction and (2) cooperate reasonably with Buyer, AdvanceMed and their representatives and counsel (at Buyer’s sole expense, including reimbursing the Sellers and its Affiliates for any third party expenses) for purposes of permitting Buyer to address and respond to any matters that involve Buyer, the Business or AdvanceMed that arise as a result of or otherwise related to the Sellers’ or its Affiliates’ prior ownership of the Business or AdvanceMed, whether or not related to this Agreement, including any claims made by or against AdvanceMed, or Buyer or any of its Affiliates, whether involving any Governmental Entity or third party.
(c) Such cooperation under Section 5.1(a) and 5.1(b) shall include (i) reasonable access during normal business hours and upon reasonable notice to the appropriate Party’s and its Affiliates’ officers, directors, employees, auditors, counsel, representatives, properties, books, records and operating instructions and procedures, (ii) providing reasonable assistance to the other Party in connection with any Actions, including preparation for any Actions such as discovery, depositions and similar activities, and (iii) the right to make and retain copies of all pertinent documents and records relating to any such matters. Buyer’s and the Sellers’ obligations under this Section 5.1 are in addition to Buyer’s and the Sellers’ other obligations to cooperate with each other contained in this Agreement.
(d) Except to the extent required by applicable Law or except as provided in Section 5.1(a), the Sellers shall have no right to retain a copy of any business and employment records and other documents related to AdvanceMed or its business and shall promptly convey such business and employment records to Buyer pursuant to Section 6.6.
(e) After the Closing, the Parties shall coordinate and cooperate in connection with the close out process for any Government Contract and fiscal year indirect rate finalization.
5.2 Nondisclosure of Proprietary Data.
(a) After the Closing, except as and only to the extent required by applicable Law or as otherwise permitted under this Agreement and upon reasonable advance notice to Buyer, neither the Sellers nor any of their Affiliates shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Business Proprietary Information, unless such Business Proprietary Information (i) is subsequently independently developed by or for the Sellers or any of their Affiliates without reference to or use of Business Proprietary Information or (ii) is the subject of prior written approval of Buyer.
(b) After the Closing, except as and only to the extent required by applicable Law or as otherwise permitted under this Agreement and upon reasonable advance notice to the Sellers, neither Buyer nor any of its Affiliates shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any CSC Business Proprietary Information, unless such CSC Business Proprietary Information (i) is subsequently independently developed by or for Buyer or any of its Affiliates without reference to or use of CSC Business Proprietary Information or (ii) is the subject of the Transition Services Agreement or is otherwise the subject of prior written approval of the Sellers.

5.3 Legal Privileges. The Sellers and Buyer acknowledge and agree that all attorney-client, work product and other legal privileges that may exist with respect to the Business prior to the Closing shall, from and after the Closing Date, be deemed to be joint privileges of the Sellers and Buyer. Each of the Sellers and Buyer shall use all commercially reasonable efforts after the Closing Date to preserve all such privileges and neither the Sellers nor Buyer shall knowingly waive any such privilege without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).
5.4 Tax Matters.
(a) Tax Returns.
(1) Sellers shall timely and accurately file or cause to be filed (i) all Tax Returns required to be filed with respect to AdvanceMed prior to the Closing Date, and (ii) all Tax Returns for all Tax periods ending on or before the Effective Date. All such Tax Returns shall be prepared in a manner consistent with past practices, including previously adopted tax accounting methods, except as required by applicable Law. Sellers shall pay all expenses Sellers incur in connection with the preparation and filing of such Tax Returns. If Buyer (or, in the case of a Tax Return filed after the Effective Date, AdvanceMed) or an officer thereof is required to sign any such Tax Return, Sellers shall deliver to Buyer a draft of such Tax Return for review and comment at least fifteen (15) Business Days prior to the date such Tax Return is required to be filed. Buyer shall deliver to Sellers, within ten (10) Business Days after receiving any such Tax Return, a detailed written statement describing all of their objections (if any) thereto. Buyer and Sellers shall act reasonably and in good faith to resolve any objection properly and timely raised by Buyer, but if Buyer and Sellers do not reach a final resolution within five (5) Business Days after Sellers have received Buyer’s statement of objections, Buyer and Sellers shall be required to file such Tax Return in accordance with the adjustments reasonably requested by Buyer and specified in the Buyer’s statement of objections, except to the extent Sellers disagree with such adjustments and it is more likely than not that Sellers’ position is correct (it being understood that the requirement that Buyer and Sellers so file such Tax Return shall not be construed to be a waiver by Buyer or Sellers of any of their respective rights pursuant to this Agreement). If the Effective Date is within twenty-five (25) Business Days of the date on which such Tax Return is required to be filed, the parties shall use reasonable best efforts to comply with the schedule described above and timely file such Tax Returns.
(2) Buyer shall be responsible for the timely preparation and filing of all Tax Returns of AdvanceMed for any Tax period ending after the Effective Date. Buyer shall deliver to the Sellers a draft of each Tax Return described in the preceding sentence for review and comment at least fifteen (15) Business Days prior to the date such Tax Return is required to be filed; provided, however, that Buyer shall not be required to provide Sellers with any consolidated Tax Returns but shall instead be required to provide Tax packages which shall include pro forma AdvanceMed separate Tax Returns and supporting work papers. The Sellers shall deliver to Buyer, within ten (10) Business Days after receiving any such Tax Return, a detailed written statement describing all of their objections (if any) thereto. Failure of the Sellers to so object to any such Tax Return shall constitute acceptance thereof. Buyer and the Sellers shall act reasonably and in good faith to resolve any objection properly and timely raised by the Sellers, but if Buyer and the Sellers do not reach a final resolution within five (5) Business Days after Buyer has received the Sellers’ statement of objections, Buyer shall be required to file such Tax Return in accordance with the adjustments reasonably requested by Sellers and specified in the Sellers’ statement of objections to the extent that such adjustments relate to the Pre-Effective Date Tax Period; provided that Buyer shall not be required to make (i) any revisions with respect to any consolidated Tax Returns which include entities other than AdvanceMed if, in Buyer’s reasonable judgment, such revisions will affect or be inconsistent with the positions taken on such Tax Returns with respect to Tax items of entities other than AdvanceMed; or (ii) any revision requested by Seller unless it is more likely than not that the Sellers’ position is correct (it being understood that the requirement that Buyer so file such Tax Return shall not be construed to be a waiver by Buyer of any of Buyer’s rights pursuant to this Agreement (including pursuant to Section 5.4(b)).

(3) The amount due for Taxes of AdvanceMed (including any Taxes imposed in connection with AdvanceMed being a member of AdvanceMed Group and including any Taxes for any Pre-Effective Date Tax Periods, shown as due in respect of the Tax Returns described in this Section 5.4(a) shall be paid by Sellers, jointly and severally, except for Taxes included as a liability for purposes of determining the Final Working Capital Amount.
(b) Indemnification by Seller. Sellers shall pay and be responsible for, and shall, jointly and severally, indemnify and hold harmless the Buyer Indemnified Parties from and against Losses attributable to (i) any Taxes (or the nonpayment thereof) of AdvanceMed for any Pre-Effective Date Tax Period (including, without limitation, (A) any Taxes arising in connection with the settlement of any intercompany obligation as contemplated by Section 7.2(o), and (B) any Taxes disclosed in Schedule 3.2); (ii) without duplication, Taxes of any AdvanceMed Group pursuant to Treas. Reg. Section 1.1502-6 by reason of AdvanceMed being (or ceasing to be) a member of an affiliated group on or prior to the Effective Date or that otherwise result from AdvanceMed being (or ceasing to be) a member of an affiliated, consolidated, combined/consolidated or unitary group on or prior to the Effective Date; and (iii) without duplication, Taxes of any Person (other than AdvanceMed) imposed on AdvanceMed as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; except, in each case, to the extent such Taxes are included as a liability for purposes of determining the Final Working Capital Amount. The Sellers shall be entitled to all “refunds” (including interest thereon) of all Taxes for any Pre-Effective Date Tax Period (assuming such refunds have not been included as an asset for purposes of determining the Final Working Capital Amount). For purposes of this Section 5.4(b), “refund” shall mean the receipt of cash, an actual reduction in Tax paid and the use of an overpayment as a credit or other Tax offset by the Buyer, its Affiliates or AdvanceMed. Sellers shall reimburse Buyer for any amounts that are the responsibility of Sellers pursuant to this Section 5.4(b) within fifteen (15) Business Days after payment of such Taxes by Buyer or AdvanceMed.
(c) Certain Allocations.
(1) For purposes of preparing any Tax Return for and computing the Tax attributable to a Pre-Effective Date Tax Period, the parties hereto shall treat the taxable year of AdvanceMed as ending on the Closing Date where required or allowable by Law and, except as provided under the “next day rule” Treas. Reg. §1.1502-76, shall allocate taxable income and loss to the period ending on the Closing Date based on a closing of the books as of the Closing Date. The parties hereto further agree that no ratable allocation election under Treas. Reg. §1.1502-76(b)(2)(ii) or any other similar Law shall be made with respect to the transactions contemplated in this Agreement on any such Tax Return. In accordance with Treas. Reg. §1.1502-76 and any analogous Law, any Tax related to any extraordinary transaction implemented or requested by Buyer or any of its Affiliates that occurs on the Closing Date after the Closing (other than any such transaction contemplated under this Agreement) shall be allocated to the taxable period beginning after the Closing Date.
(2) Wherever it is necessary for purposes of this Section 5.4 to determine liability for Taxes for the portion of a tax period that begins prior to and ends after the Effective Date (a “Straddle Period”), the determination shall be made by assuming (i) real, personal and intangible property Taxes (“Property Taxes”) of AdvanceMed allocable to the Pre-Effective Date Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Effective Period and the denominator of which is the number of days in the Straddle Period; and (ii) Taxes (other than Property Taxes) of AdvanceMed allocable to the Pre-Effective Date Tax Period shall be computed as if the portion of the Straddle Period ending on the Effective Date constitutes a separate taxable period ending as of the close of business on the Effective Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Effective Date and the period after the Effective Date in proportion to the number of days in each period.

(3) In preparing any Tax Return for and computing the Tax attributable to a Pre-Effective Date Tax Period or Straddle Period, all Transaction Expenses and all deferred items triggered into income by Treasury Regulations Section 1.1502-13 (or comparable provisions of state or foreign tax law) that are (under applicable tax law) properly allocable, or which the Sellers, Buyer, or AdvanceMed are permitted (under applicable tax law) to treat as properly allocable, to the Pre-Effective Date Tax Period or the portion of a Straddle Period ending on the Closing Date shall be included as deductions or income of AdvanceMed for such period. The Sellers, the Buyer and AdvanceMed shall file all Tax Returns for Pre-Effective Date Tax Periods or Straddle Periods consistent with the principles of this Section 5.4(c).
(d) Section 338 Election and Related Matters.
(1) The Sellers and Buyer shall make or cause to be made, with respect to AdvanceMed, an election pursuant to Section 338(h)(10) of the Code and under any similar provisions of state or foreign law (the “Section 338(h)(10) Election”) and the Sellers shall cooperate in the completion and timely filing of such election in accordance with the provisions of Treasury Regulation §1.338(h)(10)-1 (or any comparable provisions of state or local Income Tax law) or any successor provision. No Party shall take any action (x) inconsistent with the treatment of this transaction as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code or (y) which would otherwise make an election under Section 338(h)(10) of the Code unavailable.
(2) The Sellers shall prepare and provide to Buyer drafts of IRS Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) and any similar state and local forms at least five Business Days prior to the Closing Date. At the Closing, the Sellers shall deliver to the Buyer three originals of Form 8023 and any similar state or local forms executed by the Seller on or prior to the Closing. The Buyer shall be responsible for the filing of the Section 338 Forms.
(3) The “aggregate deemed sales price” (as defined in Treas. Reg. §1.338-4) (the “ADSP”) and the “adjusted gross-up basis” (as defined in Treas. Reg. §1.338-5) (the “AGUB”) shall be allocated among the assets of AdvanceMed in accordance with Treas. Reg. §1.338-6 and §1.338-7. The Buyer shall deliver to Sellers a proposed allocation schedule (“Allocation Schedule”) no later than 60 days after the Final Working Capital Amount is determined or agreed pursuant to Section 2.2. Buyer and the Sellers shall, as promptly as practicable thereafter, agree in writing upon the allocation of the ADSP among the assets of AdvanceMed in a final Allocation Schedule. If Buyer and the Sellers fail to reach agreement on the final Allocation Schedule within 30 days after the delivery by the Buyer of the proposed Allocation Schedule, Buyer and the Sellers shall collectively select an arbitrator from a nationally recognized independent public accounting firm that is not the independent auditor of Buyer or the Sellers or their respective Affiliates or any firm that has provided services to the same during the then-preceding two year period (or such other arbitrator that Buyer and the Sellers mutually select). If Buyer and the Sellers are unable to select an arbitrator within such 30 day period, the arbitrator shall be selected by the Buyer and consented to by Sellers (such consent not to be unreasonably withheld, delayed or conditioned) (the Person so selected, the “Allocation Accounting Firm”). The Allocation Accounting Firm shall use its best efforts to reach a determination on the disputed allocation items as promptly as practicable, but in no event later than 20 days after submission of such disputed items thereto. Only the disputed items relating to the allocation of the ADSP under this subparagraph (3) shall be submitted to the Allocation Accounting Firm for review. All determinations of the Allocation Accounting Firm relating to the disputed items, absent fraud or manifest error, shall be final, conclusive and binding on the Parties. The fees and expenses of the Allocation Accounting Firm shall be allocated to be paid by the Buyer and/or the Sellers, respectively, based upon the percentage which the portion of the disputed items not awarded to the Buyer, on the one hand, and the Sellers, on the other hand, bears to the disputed items actually contested by the Buyer, on the one hand, and the Sellers, on the other hand, as determined by the Allocation Accounting Firm. Buyer and the Sellers shall file IRS Form 8023 and Form 8883 and any other state, local and foreign forms required for the Section 338(h)(10) Election in accordance with, and shall not (unless otherwise required by change in Tax law or by a final determination in a Tax proceeding) take any Tax reporting positions that are inconsistent with, the agreed Allocation Schedule and/or in the matter determined by the Allocation Accounting Firm, as the case may be.
(e) Control of Certain Tax Contests by the Sellers. The Sellers shall have control over and responsibility to conduct, at Sellers’ expense, any audit and contest (including extensions of applicable statutes of limitation) that relate solely to Taxes for which the Sellers are liable under Section 5.4(b) (including any claim for refund to which the Sellers may be entitled) so long as Sellers have provided Buyer with written acknowledgement that Sellers accept responsibility for any and all Indemnified Taxes at issue; provided, however, Sellers shall not settle or compromise any such audit or contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned). The Buyer shall control all audits, contests and proceedings (including extensions of applicable statutes of limitation) involving any Tax period (or portion thereof) ending after the Effective Date (including selection of counsel and accountants) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings, audits and conferences with any Governmental Entity with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where law permits such refund suits or contest the Tax claim in any permissible manner or settle or pay the Tax claim; provided, however, that (i) with respect to any such audit, contest or proceeding that involves Taxes for which the Sellers are liable under Section 5.4(b), Buyer shall afford Sellers the opportunity to participate, as may reasonably be requested by the Sellers, with the Buyer in contesting any such Tax claim solely to the extent such Tax claim relates to Taxes that would give rise to a Sellers’ indemnity obligation hereunder; and (ii) so long as Sellers have provided Buyer with written acknowledgement that Sellers accept responsibility for any and all Indemnified Taxes at issue, the Buyer may not settle or compromise any asserted Tax liability that would give rise to or increase Sellers’ indemnity obligation hereunder without the prior written consent of the Sellers (such consent not to be unreasonably withheld, delayed or conditioned).
(f) Notice. After the Closing, Buyer shall notify the Sellers in writing promptly upon receipt by AdvanceMed of written notice of any audit, contest or assessment with respect to any Tax for which the Sellers are liable under Section 5.4(b); provided, however, that the failure to give such notice shall not release Sellers from any of its obligations to indemnify for any loss arising out of such asserted Tax liability, except to the extent that due to such failure Sellers are actually prejudiced thereby. After the Closing, the Sellers shall notify Buyer in writing promptly upon receipt by the Sellers of written notice of any audit, contest or assessment that relate to any Taxes of AdvanceMed for any Pre-Effective Date Tax Periods, including any Straddle Period.
(g) FIRPTA Certification. Each Person that is treated as a seller for U.S. federal income tax purposes shall deliver to Buyer a certificate satisfying the requirements of Treasury Regulation Section 1.1445-2(b), duly executed and acknowledged, certifying that such seller is not a foreign Person and, thus, is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(h) Assistance and Cooperation. After the Closing Date, each of the Sellers and Buyer (together with their respective Affiliates), at their own cost and expense, shall reasonably:
(1) assist the other Party in preparing any Tax Returns and statements which such other Party is responsible for preparing and filing;
(2) cooperate fully in preparing for any Tax audits of, or disputes, contests or proceedings with, Taxing Authorities regarding any Taxes;
(3) make available to the other and to any Tax Authority as reasonably requested all information, records and documents relating to Tax liabilities that are attributable to AdvanceMed and relate to or affect periods beginning prior to the Effective Date;
(4) preserve all such information, records and documents until the expiration of any applicable statues of limitations or extensions thereof and as otherwise required by law;
(5) make available to the other, as reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters;
(6) furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request attributable to AdvanceMed with respect to any Pre-Effective Date Tax Period;
(7) keep confidential any information obtained pursuant to this Section 5.4(h), except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other Tax proceeding; and
(8) furnish the other with adequate information that would enable the other Party to determine its entitlement to, and the amount of, any refund or credit to which either Party reasonably believes the other Party may be entitled.
(i) Tax Changes. Without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed or except as required by applicable Law, neither Buyer nor AdvanceMed, nor any Affiliate of Buyer shall, to the extent it may affect or relate to AdvanceMed, file any amended Tax Return for any Tax period ending on or prior to the Effective Date, make or change any Tax election for any Tax period ending on or prior to the Effective Date, change any Tax accounting method for any Tax period ending on or prior to the Effective Date to the extent any such action would reasonably be expected to have the effect of materially increasing the Pre-Effective Date Tax Period Tax liability of the Sellers or AdvanceMed (including the Sellers’ liability hereunder).
(j) Tax Sharing Agreement. All Tax sharing agreements, Tax indemnity agreements, Tax allocation agreements and similar Contracts (other than the provisions of this Agreement) between AdvanceMed, on the one hand, and the Sellers or any other of their Affiliates, on the other hand, shall be terminated on the Effective Date, and AdvanceMed shall not have liability from and after the Effective Date under any such agreement.
(k) Coordination with Article IX. Notwithstanding anything herein to the contrary, the obligations of the Parties set forth in this Section 5.4 shall be unconditional and absolute and shall remain in effect until thirty (30) days following the expiration of the applicable Tax statute of limitation. Any payment made between the Parties under this Section 5.4 shall be treated as an indemnity payment under Section 9.1(b) or Section 9.2(b) and subject to the provisions of Article IX; provided that to the extent the provisions of this Section 5.4 and of Article IX conflict, the provisions of this Section 5.4 shall take precedence.

(l) Transfer Taxes. Notwithstanding anything herein to the contrary, all sales, use, gross receipts, registration, value added, goods and services, transfer, stamp, duty, stamp duty, securities transactions, real estate, and similar Taxes and notarial fees assessed or payable in connection with the transfer of the Shares by Holdco to Buyer (the “Transfer Taxes”), regardless of whether such Transfer Taxes become due or payable on or after the Closing Date, shall be paid by the Party legally responsible therefor; provided that the other Party shall reimburse the Party legally responsible therefor for one-half of the Transfer Taxes (excluding any interest or penalties arising as a result of any action or inaction by the Party legally responsible therefor or its Affiliates on or after the Closing Date) actually paid by the Party legally responsible therefor or its Affiliates promptly upon presentation of reasonable documentation evidencing payment of same.
(m) Additional Information.
(1) Within fifteen (15) Business Days after the Effective Date, Sellers shall provide Buyer with a schedule setting forth a list describing all Tax Returns of AdvanceMed or reflecting operations or assets of AdvanceMed to the extent that such Tax Return is required to be filed (A) for any Tax period ending before the Effective Date (if such Tax Return has not been filed by the Effective Date); (B) for any Tax period ending on the Effective Date; and (C) for any Straddle Period. Such schedule shall include the due date of such Tax Return (including whether any relevant extension has been filed) and the party (including any AdvanceMed Group) responsible for filing such Tax Return.
(2) Without limiting the generality of Section 5.4(h), after the Closing, upon reasonable request by Buyer, Sellers shall also provide Buyer with any Tax workpapers (or portions thereof) relevant for the preparation of the Tax Returns of the Buyer or of AdvanceMed; provided, however, that nothing in this Section 5.4(m)(2) shall require CSC to prepare any workpaper or other document that CSC would not have prepared in the ordinary course of business.
5.5 Use of Certain CSC Trademarks.
(a) Buyer acknowledges and agrees that, other than as provided for in this Section 5.5, it is not obtaining any rights or licenses with respect to the names Computer Sciences Corporation, CSC or any confusingly similar derivative thereof or any associated trademark or service marks rights, logo or other designs or trade dress (the “CSC Marks”). Buyer shall cease and shall cause AdvanceMed to cease any and all use of the CSC Marks as soon as practicable after the Closing Date, but not more than one hundred twenty (120) days after the Closing Date; provided, however, that with respect to stationery, contracts, purchase orders, agreements and other business forms and writings which could result after the Closing Date in a legal commitment of the Sellers or any of their Affiliates, AdvanceMed shall provide actual notice to the recipient that AdvanceMed has been acquired from the Sellers by Buyer, and shall cease within one hundred twenty (120) days after the Closing Date any use of such items with the CSC Marks, except to the extent that applicable Law requires such Person to continue such use until such name change is effected, in which case until such time. Within ninety (90) days after the Closing Date, Buyer shall notify or cause AdvanceMed to notify, in writing, all customers, suppliers and financial institutions having current business relationships with AdvanceMed set forth on Schedule 5.5(a) that AdvanceMed has been acquired from the Sellers by Buyer, provided that, Buyer provide notice as promptly as practicable of the acquisition to any such customers, suppliers and financial institutions prior to negotiating or finalizing any new transactions. Buyer shall not print new stationery, contracts, purchase orders, agreements or other business forms and writings with the CSC Marks following the Effective Date. Notwithstanding the foregoing, Buyer and AdvanceMed shall not be required to remove and shall have the right to use any of the CSC Marks in the same manner used prior to the Closing to the extent that such marks are embedded in any software programs and related documentation developed prior to the Closing Date and licensed or sublicensed by AdvanceMed or are included in any employee training manuals, operating procedures manuals or other similar internal documents used in the Business as of the Closing Date.

(b) As soon as reasonably practicable, but in any event not later than thirty (30) days after the Closing Date, Buyer shall cause AdvanceMed to change its name that contains the CSC Marks to a new name that does not include the CSC Marks and thereafter shall not use and shall cause AdvanceMed not to use or include any of the CSC Marks as or in its corporate, popular, trade or domain names.
(c) Buyer agrees, on behalf of itself and its Affiliates, not to use or seek to register any trade name, service mark, trademark or domain name identical with or confusingly similar to the CSC Marks. Buyer agrees, on behalf of itself and its Affiliates, that it will never directly or indirectly challenge, contest or call into question or raise any questions concerning the validity or ownership of the CSC Marks by the Sellers, any registration or application for registration of the CSC Marks or any domain name application or registration containing the CSC Marks. Buyer agrees that nothing herein shall give Buyer or AdvanceMed any right to or interest in the CSC Marks except the right to use the same in accordance with the terms of this Agreement, and that all and any uses of the CSC Marks by Buyer or AdvanceMed shall inure to the benefit of the Sellers.
(d) The Sellers shall cease and shall cause their Affiliates to cease any and all use of the trademarks, service marks, registered trademarks, applications for registration of trademarks, registered service marks, applications for registration of service marks, registered trade names and applications for registrations of trade names owned by AdvanceMed (the “AdvanceMed Marks”) and shall change their names that contains the AdvanceMed Marks to a new name that does not include the AdvanceMed Marks, in each case as soon as practicable after the Closing Date, but not more than thirty (30) days after the Closing Date, and thereafter shall not use and shall cause their Affiliates not to use or include any of the AdvanceMed Marks as or in their corporate, popular, trade or domain names. Each Seller agrees, on behalf of itself and its Affiliates, not to use or seek to register any trade name, service mark, trademark or domain name identical with or confusingly similar to the AdvanceMed Marks. Each Seller agrees, each on behalf of itself and its Affiliates, that it will never directly or indirectly challenge, contest or call into question or raise any questions concerning the validity or ownership of the AdvanceMed Marks by Buyer, any registration or application for registration of the AdvanceMed Marks or any domain name application or registration containing the AdvanceMed Marks. Each Seller agrees that nothing herein shall give such Seller any further right to or interest in the AdvanceMed Marks except the right to use the same in accordance with the terms of this Agreement, and that all and any uses of the AdvanceMed Marks by any Seller or its Affiliates shall inure to the benefit of Buyer.
5.6 Accounts Receivable Procedures.
From and after the Closing Date, Buyer and AdvanceMed shall diligently invoice and pursue collection of the Accounts Receivable consistent with the prior practices of the Sellers and AdvanceMed; provided, however, that Buyer and AdvanceMed shall not be required to commence or continue any formal legal proceedings in connection with such collection efforts; and provided, further, that so long as the Sellers’ indemnity obligations pursuant to Section 9.1 are outstanding, neither Buyer nor AdvanceMed shall finally settle, release, waive, cancel, or forgive any Account Receivable without reasonable prior consultation with CSC and CSC’s consent (which consent shall not be unreasonably withheld or delayed). Unless otherwise specified in Schedule 3.2(w), in circumstances where (a) (i) a single Person is an account debtor on more than one Accounts Receivable and/or accounts, notes or loans receivable that are not Accounts Receivable and (ii) such account debtor makes a single lump sum payment on such receivables without identifying specifically to which receivables such payment relates, such payments first shall be allocated to satisfy in full all then outstanding Accounts Receivable in order of the dates such receivables were billed or (b) less than the full amount of an Accounts Receivable shall have been paid by the account debtor, any such payment received shall be credited only to such Accounts Receivable. From and after the Closing Date, if Buyer or AdvanceMed shall have received payment on any Accounts Receivable for which Buyer or AdvanceMed has been indemnified by the Sellers pursuant to Section 9.1, then Buyer shall, or shall cause AdvanceMed to, promptly remit the full amount of such payment (net of any direct costs and expenses incurred by Buyer or AdvanceMed in connection with the receipt of such payment) to the Sellers without any deduction or offset whatsoever.

5.7 Certain REA/CDA Claims.
AdvanceMed and the Centers for Medicare and Medicaid Services (“CMS”) are parties to Contract # HHSM-500-T0001 — Zone Program Integrity Contractor (ZPIC) Zone 5, and Task Order 1 - Medicare Parts A, B, Durable Medical Equipment, Home Health & Hospice issued thereunder (collectively, the “Zone 5 Contract”). AdvanceMed believes that it may be entitled to assert one or more requests for equitable adjustment (the “REAs”) and/or one or more claims (the “CDA Claims”) under the Contract Disputes Act of 1978 (the “CDA”), with respect to the Zone 5 Contact relating to the Contract year December 17, 2009 through December 17, 2010. From and after the date of this Agreement, including from and after the Closing Date, CSC may request that AdvanceMed file any such REAs and/or CDA Claims on the basis determined by CSC, including, as part of such request, the scope and content, as well as the timing, thereof. If any such request is made by CSC to AdvanceMed, then Buyer and AdvanceMed will file any such REAs and/or CDA Claims and, thereafter cooperate and participate in such process at CSC’s cost unless Buyer reasonably believes that such action may cause CMS to cease to do business with AdvanceMed or otherwise materially reduce the amount of such business, in which case, Buyer and AdvanceMed shall not be required to take any further action in this regard. Such cooperation and participation, if Buyer determines to proceed, will include, without limitation, the filing and prosecution of any such REAs and/or CDA Claims at the direction of CSC. If, following the conclusion of any such REA and/or CDA Claim process, CMS shall agree, or be directed, to pay any sum of money to AdvanceMed as a result thereof, then Buyer and AdvanceMed agree to promptly remit any such sum of money directly to CSC without deduction, which payment shall be treated by the Parties as an adjustment to the Purchase Price for the Shares.
5.8 Financial Statements. Commencing with the execution of this Agreement, the CSC Parties shall provide reasonable access and assistance to Buyer in connection with Buyer’s preparation of AdvanceMed’s audited statements of income and cash flows for the nine months ended December 31, 2010 and balance sheet at December 31, 2010 (the “SEC Financial Statements”) and Buyer’s review of AdvanceMed’s financial information for any subsequent period ended on or before the Closing Date and the corresponding interim period for the prior year, including executing such management and other representation letters as shall be requested by an independent auditor (the “Auditor”), so that Auditor is able to complete its audit and review of the SEC Financial Statements. The SEC Financial Statements shall be prepared and audited or reviewed, as applicable, in a manner meeting the requirements of Regulation S-X adopted under the Securities Act and shall be suitable for inclusion in a Form 8-K filing with the Securities and Exchange Commission. AdvanceMed shall, and shall cause each of its officers and employees to, (1) provide to Auditor all information, documents and assistance reasonably requested by Auditor in connection with the audit and review of the SEC Financial Statements and other financial information, and (2) provide reasonable assistance to Buyer in preparing pro forma financial statements that reflect the effect of the acquisition by the Buyer of AdvanceMed for such periods required by Regulations S-X under the Securities Act. Notwithstanding anything to the contrary contained herein, the Buyer shall engage the Auditor and pay all costs and expenses associated with the engagement of, and the review and preparation of the SEC Financial Statements by, the Auditor.

5.9 Collection of Certain Amounts Relating to Unbilled Items. From and after the Closing Date, Buyer and AdvanceMed shall diligently invoice and pursue collection of the amounts relating to the certain unbilled items described on Schedule 5.9 (the “Unbilled Amounts”) consistent with the prior practices of the Sellers and AdvanceMed; provided, however, that Buyer and AdvanceMed shall not be required to commence or continue any formal legal proceedings in connection with such collection efforts. From and after the Closing Date, if Buyer or AdvanceMed shall have received payment with respect to any such Unbilled Amounts, then Buyer shall, or shall cause AdvanceMed to, after deducting any direct costs and expenses incurred by Buyer or AdvanceMed in connection with the receipt and collection thereof, promptly remit to the Sellers: (i) if such payment was received by Buyer or AdvanceMed on or prior to the first anniversary of the Closing Date, 75% of the amount of such payment; (ii) if such payment was received by Buyer or AdvanceMed after the first anniversary of the Closing Date and on or prior to the second anniversary thereof, 80% of the amount of such payment; or (iii) if such payment was received by Buyer or AdvanceMed after the second anniversary of the Closing Date, 85% of the amount of such payment. The Parties acknowledge that following the Closing, the Sellers shall have all right, title and interest in any collections related to the Unbilled Amounts (other than the deductions and retained amounts described in the preceding sentence), and that Buyer and AdvanceMed shall have no right to assert an indemnification claim with respect thereto under Article IX.
ARTICLE VI
EMPLOYEES AND EMPLOYEE MATTERS
6.1 Sellers Retain Employee Benefit Plans.
(a) Immediately prior to the Closing Date, the Sellers will retain sponsorship of any ERISA Plans, whether such plans are qualified or nonqualified for Code purposes, that are maintained by or for the benefit of AdvanceMed. Except as otherwise provided in Section 6.1(b), prior to the Closing Date CSC shall take such actions and cause AdvanceMed to take such actions to remove AdvanceMed as a participating employer, and after the Closing Date, none of Buyer, its Affiliates or AdvanceMed will have any liability or obligation with respect to any of the ERISA Plans or any other employee benefit plan, program or practice of CSC and its ERISA Affiliates. Sellers’ ERISA Plans shall retain liability for all health care continuation coverage under Section 4980B of the Code and Section 601 et seq. of ERISA (i.e., COBRA coverage) for any individual who incurs a qualifying event on or before the Effective Date. Sellers’ ERISA Plans and other Plans shall retain liability for claims incurred prior to the Effective Date. For purposes of determining when a claim is incurred for an event for which benefits are provided, such as a disability event, the claim shall be treated as incurred without regard to any waiting or elimination period.
(b) Flexible Spending Reimbursement Account Spin-Off. Prior to the Closing Date, CSC shall take such actions and cause AdvanceMed to take such actions as are necessary to (i) cause AdvanceMed to establish, adopt and sponsor health care and dependent care flexible spending reimbursement account plans for Continuing Employees (the “AdvanceMed FSAs”) that are substantially identical to the flexible spending reimbursement account plans that are maintained by CSC for AdvanceMed employees (the “CSC FSAs”), (ii) honor and continue under the AdvanceMed FSAs the elections made by Continuing Employees under the CSC FSAs and (iii) transfer from the CSC FSAs to the new AdvanceMed FSAs all unpaid benefit liabilities with respect to Continuing Employees. On and after the Closing Date, Buyer shall cause the Buyer’s Code section 125 cafeteria plan to include the AdvanceMed FSAs as qualified benefits under such cafeteria plan and shall honor and continue through December 31 of the year in which the Closing occurs the Continuing Employees’ FSA elections that were continued under the AdvanceMed FSAs. As soon as practicable following the Closing Date, but in no event later than forty-five (45) days following the Closing Date, CSC shall transfer to Buyer an amount of cash equal to the excess, if any, of (A) the aggregate accumulated contributions made, accrued or credited to or under the CSC FSAs and AdvanceMed FSAs prior to the Closing Date on behalf of Continuing Employees over (B) the aggregate FSA reimbursement payouts made to such Continuing Employees prior to the Closing Date. From and after the Effective Date, Seller shall not have any responsibility for claims made under the AdvanceMed FSAs.

6.2 Employment of Continuing Employees.
Buyer shall cause all Active Employees of AdvanceMed as of the Closing Date (hereinafter collectively referred to as “Continuing Employees”) to remain employed by (or become the responsibility of, as applicable) AdvanceMed, Buyer, or an Affiliate of Buyer as of the Closing Date in the same or comparable positions and with the same or comparable base salary or hourly rate as was in effect immediately prior to the Closing Date, except as otherwise provided in this Agreement. For purposes of this paragraph, the term “Active Employees” shall include all full-time and part-time employees including individuals on medical leaves of up to 12 months. Buyer shall indemnify the CSC Indemnified Parties for any liability arising from the termination of employment of, employment of or the failure or refusal to employ, reactivate or reemploy any Continuing Employee after the Closing.
(a) Recognition of Continuing Employee Service. On and after the Closing Date, Buyer shall cause AdvanceMed to recognize the service of each Continuing Employee with AdvanceMed, the Sellers or their Affiliates performed prior to the Closing Date for purposes of determining eligibility to participate in and vesting under all employee benefit plans, policies or programs of Buyer and its Affiliates.
(b) No Accrual under the CSC Plans. On and after the Closing Date, Continuing Employees shall not accrue benefits under or remain covered under any employee benefit policies, plans, Contracts, programs, or practices of the Sellers or any of their Affiliates. The Sellers shall retain all liabilities and obligations with respect to any ERISA Plan or any other Plan.
(c) No Duplicate Benefits. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Continuing Employee under any employee benefit policies, plans, Contracts, programs, or practices. References herein to a benefit with respect to a Continuing Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Continuing Employee under the same employee benefit policy, plan, Contract, program, or practice.
(d) No Coverage under the Sellers’ Payroll Systems. On and after the Closing Date, Buyer shall cause all Continuing Employees to be covered under a payroll processing and distribution system provided by Buyer. For the avoidance of doubt, on and after the Closing Date, no Continuing Employee will be covered under any of the Sellers’ or any of their Affiliates’ payroll processing and distribution systems.
6.3 Vacation Benefits. On and after the Closing Date, Buyer shall cause AdvanceMed to: (i) assume all liabilities of the Sellers or any Affiliate of the Sellers with respect to any vacation time of Continuing Employees earned in accordance with AdvanceMed’s vacation pay policies in effect prior to the Closing Date (the “Vacation Policies”), but unused as of the Closing Date, with such unused vacation to be set forth on Schedule 6.3 to be delivered by the CSC Parties to Buyer at least five (5) days prior to the Closing Date; and (ii) allow Continuing Employees to receive paid vacation time off on or after the Closing Date for any unused vacation time earned prior to the Closing Date in accordance with the Vacation Policies.

6.4 Employee Rights.
(a) Nothing herein expressed or implied shall confer upon any employee of the Sellers or their Affiliates or AdvanceMed, or Buyer or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.
(b) Nothing in this Agreement shall be deemed to confer upon any Person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or Contract described in or contemplated by this Agreement, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or Contract for his or her rights thereunder.
(c) Nothing in this Agreement shall cause Buyer or its Affiliates or AdvanceMed, or the Sellers or their Affiliates, to have any obligation to continue to employ any Continuing Employee for any period of time following the Closing Date.
6.5 WARN Act Requirements. On and after the Closing Date, Buyer shall be responsible with respect to Continuing Employees and their beneficiaries for compliance with the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable Law. Buyer shall not take any action after the Closing Date that would cause any termination of employment of any employees employed by AdvanceMed or the Sellers prior to the Closing Date to constitute a “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that would result in liability or notice obligation to the Sellers or create any liability to the Sellers for employment terminations under applicable law.
6.6 Employee Records. Upon the date specified in the Transition Services Agreement, the CSC Parties shall deliver to Buyer all employee records regarding the Continuing Employees that are in the CSC Parties’ possession, including information regarding each Continuing Employee’s current base rate of pay, prior year’s compensation, accrued sick and vacation leave, original date of hire, vacation service date, credited service, work authorization status for purposes of federal immigration Law, and security clearances. The CSC Parties shall promptly deliver to Buyer upon the Buyer’s request such other records and information regarding the (i) AdvanceMed FSA and CSC FSA benefits of Continuing Employees for the 2011 plan year and (ii) loan balances in the CSC 401k plan of Continuing Employees who elect to transfer their CSC 401k plan accounts to a Buyer 401k plan, in each case that the Seller reasonably determines are necessary in order for the Buyer to complete an orderly transition of such Continuing Employees from the applicable CSC Plan to applicable benefit plans sponsored and maintained by the Buyer on and after the Closing Date. The transfer of any such records and information which contain private information shall be transferred in accordance with (i) the CSC information security practices applicable thereto, and (ii) all applicable Law.

ARTICLE VII
CONDITIONS OF PURCHASE
7.1 General Conditions.
The obligations of Buyer and the Sellers to effect the Closing shall be subject to the satisfaction of the following conditions, unless waived by all Parties:
(a) No Orders; Legal Proceedings. At the Closing, (i) no Law shall have been enacted by any Governmental Entity, and no Order shall have been entered by any Governmental Entity, in either case which prohibits the consummation of the transactions contemplated hereby, including the transfer of the Shares and (ii) no Action shall have been commenced by any Governmental Entity or other Person which seeks to restrain, prohibit, invalidate or adversely alter the transactions contemplated hereby.
(b) Approvals. All Approvals required by applicable Law to be obtained from, and all filings required to be made prior to Closing with, any Governmental Entity (other than pursuant to a Government Contract, which is covered by Section 7.2(m)) to effect the transactions contemplated hereby, including the transfer of the Shares, which are identified on Schedule 7.1(b) shall have been received, obtained or made, as applicable, on or prior to the Closing Date.
7.2 Conditions to Obligations of Buyer.
The obligations of Buyer to effect the Closing shall be subject to satisfaction of the following conditions, except to the extent waived by Buyer:
(a) Representations and Warranties of the CSC Parties. Each of the representations and warranties of the CSC Parties contained in this Agreement (and in any certificate delivered by AdvanceMed or Sellers pursuant hereto) that are qualified by materiality (including, without limitation, a Material Adverse Effect qualifier) shall be true, correct and complete in all respects, and the representations and warranties of each of the CSC Parties contained in this Agreement (and in any certificate delivered by AdvanceMed or Sellers pursuant hereto), that are not so qualified by materiality shall be true, correct and complete in all material respects, in each case (i) when made on and as of the date hereof and (ii) on and as of the Closing Date as if made on and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true, correct and complete of such date or with respect to such period).
(b) Covenants of the CSC Parties. Each of the CSC Parties shall have in all material respects performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by them at or prior to the Closing.
(c) Officer’s Certificate. Buyer shall have received a certificate of each of the CSC Parties signed by an authorized officer of such entity to the effect that the conditions in Sections 7.2(a), 7.2(b) and 7.2(f) have been satisfied.
(d) Resignation of Directors and Officers. Any director and officer of AdvanceMed requested by the Buyer, shall have submitted their resignations (as to their service in such capacity) in writing to AdvanceMed. Such resignations of directors shall be effective as of the Closing.
(e) Related Agreements. The CSC Parties shall have executed and delivered to Buyer the Related Agreements.
(f) No Adverse Changes. Since the date of this Agreement, there shall not have occurred any changes in the business, operations, assets, liabilities, results of operations or financial condition of AdvanceMed, which changes would reasonably be expected to have a Material Adverse Effect.

(g) Secretary’s Certificate. The CSC Parties shall have delivered to Buyer a certificate executed by the secretary or assistant secretary of each of the CSC Parties, certifying as to the following matters: (a) the incumbency of the officers of the CSC Parties signing documents specified herein on behalf of each such entity, (b) the Organizational Documents of such entity not having been amended and being in full force and effect, true, correct and complete copies of which Organizational Documents shall be attached to such certificate and (c) the resolutions adopted by such entity’s board of directors approving the transactions contemplated by this Agreement having been adopted and not amended, copies of which resolutions shall be attached to such certificate.
(h) Certified Corporate Documents. The CSC Parties shall have delivered to Buyer a certified copy of the Articles of Incorporation of AdvanceMed, certified by the State Corporation Commission of the Commonwealth of Virginia, as of a date as near as practicable to the Closing Date, and certificates of good standing or qualification with respect to AdvanceMed (i) issued by the of State Corporation Commission of the Commonwealth of Virginia and (ii) each jurisdiction where AdvanceMed is qualified to do business, each as of a date as near as practicable to the Closing Date.
(i) FIRPTA Certification. The CSC Parties shall have delivered to Buyer the FIRPTA certificate(s) required by Section 5.4(g).
(j) The Certificates. Holdco shall have delivered to Buyer the Certificates duly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer and otherwise in form acceptable for transfer of the Shares on the books of AdvanceMed.
(k) Books and Records. The Sellers shall have delivered to Buyer the stock books, stock ledgers, minute books and corporate seal of AdvanceMed.
(l) Consents. The CSC Parties shall have received all authorizations, consents and approvals set forth on Schedule 7.2(l), which shall be reasonably satisfactory to Buyer.
(m) Pre-Novation Agreement. Sellers, AdvanceMed and Buyer shall have entered into a Pre-Novation Agreement, on commercially reasonable terms and conditions which are acceptable to both Parties, providing that, prior to the government approved novation of each contract listed on Schedule 7.2(m), AdvanceMed shall act as subcontractor with respect to such contract and all amounts paid on such contracts shall be remitted directly to the Buyer.
(n) 338(h)(10) Election. HoldCo shall have delivered to Buyer IRS Form 8023 and any equivalent consent required under state, local, or foreign law, executed by each Seller as required by Section 5.4(d)(2).
(o) Settlement of Intercompany Obligations. All Intercompany Obligations shall have been fully satisfied, paid and settled and Buyer shall have received satisfactory evidence of such satisfaction, payment and settlement.
(p) Settlement of Financial Support Arrangements. All Financial Support Arrangements shall have been fully repaid and all Encumbrances arising from or related to any indebtedness shall have been fully released, and Buyer shall have received satisfactory evidence of such repayments and releases, including all payoff letters.

7.3 Conditions to Obligations of the Sellers.
The obligations of the Sellers to effect the Closing shall be subject to satisfaction of the following conditions, except to the extent waived by the Sellers:
(a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement (and in any certificate delivered by Buyer pursuant hereto) that are qualified by materiality (including, without limitation, a Material Adverse Effect qualifier) shall be true, correct and complete in all respects, and the representations and warranties of Buyer contained in this Agreement (and in any certificate delivered by Buyer pursuant hereto), that are not so qualified by materiality shall be true, correct and complete in all material respects, in each case (i) when made on and as of the date hereof and (ii) on and as of the Closing Date as if made on and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true, correct and complete in all material respects as of such date or with respect to such period).
(b) Covenants of Buyer. Buyer shall have in all material respects performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by it at or prior to the Closing.
(c) Officer’s Certificate. The Sellers shall have received a certificate of Buyer signed by an authorized officer of Buyer to the effect that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.
(d) Secretary’s Certificate. Buyer shall have delivered to the Sellers a certificate executed by the secretary or assistant secretary of Buyer dated as of the Closing Date, certifying as to the following matters: (a) the incumbency of the officers of Buyer signing documents specified herein on behalf of such entity, (b) the Organizational Documents of Buyer not having been amended and being in full force and effect, true, correct and complete copies of which Organizational Documents shall be attached to such certificate and (c) the resolutions adopted by Buyer’s board of directors approving the transactions contemplated by this Agreement having been adopted and not amended, copies of which resolutions shall be attached to such certificate.
(e) Certified Corporate Documents. Buyer shall have delivered to the Sellers a certified copy of the Articles of Organization of Buyer, certified by the State Corporation Commission of the Commonwealth of Virginia, as of a date as near as practicable to the Closing Date, and a certificate of good standing with respect to Buyer issued by the State Corporation Commission of the Commonwealth of Virginia, as of a date as near as practicable to the Closing Date.
(f) Related Agreements. Buyer and AdvanceMed shall have executed and delivered to the Sellers the Related Agreements.
(g) Purchase Price. Buyer shall have paid the Closing Payment to Holdco, and the Sellers shall have been provided with satisfactory evidence thereof.

ARTICLE VIII
TERMINATION OF OBLIGATIONS
8.1 Termination of Agreement.
Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing as follows and in no other manner:
(a) Mutual Consent. By mutual consent in writing of Buyer and the Sellers.
(b) Closing Not Consummated by Outside Date. By Buyer or the Sellers at any time after April 30, 2011 (the “Outside Date”), if the Closing shall not have occurred by such date, unless extended by mutual consent in writing of Buyer and the Sellers; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the terminating Party if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date.
(c) Order or Decree. By Buyer or the Sellers if any Governmental Entity having jurisdiction over any Party or the transactions contemplated hereby shall have issued an order or decree restraining, enjoining or otherwise prohibiting the consummation of this Agreement or the transactions contemplated hereby.
(d) Conditions to Buyer’s Performance Not Met. By Buyer upon written notice to the Sellers if the Sellers shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform in any material respect is not cured by the CSC Parties, or in the sole reasonable judgment of Buyer is not capable of being cured, within ten (10) days following receipt of written notice from Buyer of such breach or failure to perform (provided, however, that such ten (10) day cure period shall not extend beyond the Outside Date). For the avoidance of doubt, in the event that the breach or failure to perform giving rise to the termination under this subsection (d) is not capable of being cured during the applicable cure period, such termination shall be effective immediately upon delivery of the written notice of termination without any requirement that the Parties allow such cure period to elapse.
(e) Conditions to the Sellers’ Performance Not Met. By the Sellers upon written notice to Buyer if Buyer shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform in any material respect is not cured by Buyer, or in the sole reasonable judgment of the Sellers is not capable of being cured, within ten (10) days following receipt of written notice from the Sellers of such breach or failure to perform (provided, however, that such ten (10) day cure period shall not extend beyond the Outside Date). For the avoidance of doubt, in the event that the breach or failure to perform giving rise to the termination under this subsection (e) is not capable of being cured during the applicable cure period, such termination shall be effective immediately upon delivery of the written notice of termination without any requirement that the Parties allow such cure period to elapse.
(f) Material Adverse Effect. By Buyer upon written notice to the Sellers if there shall have occurred a Material Adverse Effect after the date of this Agreement.
8.2 Effect of Termination
In the event that this Agreement is terminated pursuant to Section 8.1, all future obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; provided that the obligations of the Parties contained in this Section 8.2 and in Sections 10.14 (Publicity and Reports) and 10.20 (Resolution of Disputes) shall survive any such termination. Notwithstanding the foregoing sentence, a termination under Section 8.1 shall not relieve any Party of any liability for any breach under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach.

ARTICLE IX
INDEMNIFICATION; SURVIVAL
9.1 Obligations of the Sellers. Subject to the limitations set forth in this Article IX, from and after the Closing Date, the Sellers shall, jointly and severally, indemnify and hold Buyer, its Affiliates (including AdvanceMed following the Closing) and each of their respective officers, directors, managers, partners, members, employees, representatives, agents, successors and assigns (the “Buyer Indemnified Parties”) harmless from and against any and all Actions, claims, judgments, liabilities, obligations, damages, losses, deficiencies, costs, penalties, settlements, interest and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings) (collectively, “Losses”) arising out of (a) any breach of any representation or warranty of the CSC Parties contained in this Agreement or in any agreement or certificate delivered by the Sellers pursuant to this Agreement and for which notice is given within the survival period specified in Section 9.4, (b) any breach of any agreement or covenant on the part of the Sellers contained in this Agreement, (c) any breach of any agreement or covenant on the part of AdvanceMed contained in this Agreement, but only to the extent that such agreement or covenant is required to be performed prior to or at Closing, (d) the Plans (expressly excluding any Plans sponsored and maintained by AdvanceMed) and any and all benefits whether accrued or unaccrued under such Plans as of the Closing Date and any and all other Liabilities arising out, of or in connection with, the form, operation or termination of such Sellers’ Plans or termination of AdvanceMed’s participation in such Sellers’ Plans on or prior to the Closing Date, and (e) the Richey EEOC Matter.
9.2 Obligations of Buyer. Subject to the limitations set forth in this Article IX, from and after the Closing Date, Buyer shall indemnify and hold the Sellers and their Affiliates and each of their respective officers, directors, managers, partners, members, employees, representatives and agents (the “Seller Indemnified Parties”) harmless from and against any and all Losses arising out of (a) any breach of any representation or warranty of Buyer contained in this Agreement or in any agreement or certificate delivered b the Sellers pursuant to this Agreement and for which notice is given within the survival period specified in Section 9.4, (b) any breach of any agreement or covenant on the part of Buyer contained in this Agreement, and (c) any breach of any agreement or covenant on the part of AdvanceMed contained in this Agreement, but only to the extent that such agreement or covenant is required to be performed after Closing.
9.3 Procedure.
(a) Notice of Third Party Claims. If any third party asserts a Claim (a “Third Party Claim”) against an Indemnified Party that could reasonably be expected to give rise to a right on the part of the Indemnified Party to indemnification under this Article IX, the Indemnified Party shall give notice of such Third Party Claim (a “Claim Notice”) to the Indemnifying Party as soon as practicable (but in no event later than ten Business Days after receiving notice of such Third Party Claim or otherwise acquiring actual knowledge of the assertion thereof), and the Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel compensated by and chosen by the Indemnifying Party, subject to the Indemnified Party’s reasonable prior approval of such counsel; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that the Indemnifying Party may have hereunder with respect to such Third Party Claim, except to the extent that the Indemnifying Party is prejudiced as a result of such failure, including where the failure to so notify the Indemnifying Party results in Losses to the Indemnifying Party or the forfeiture of substantive rights or defenses that would otherwise be available in the defense of such Third Party Claim; and provided further, however, the Indemnifying Party may not assume control of the defense of a Third Party Claim involving criminal liability or in which equitable relief is sought against the Indemnified Party or if such Third Party Claim involves a significant customer of the Business, but in such event the Indemnified Party shall not consent to the entry of judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any Claim Notice shall describe in reasonable detail the nature of the Loss, include a copy of all papers served with respect to an Action (if any) and state the basis of such request for indemnification. In the event the provisions of Section 5.4 conflict with the provisions of this Section 9.3, the provisions of Section 5.4 shall govern.

(b) Defense. If the Indemnifying Party elects not to assume the defense, is not permitted to assume the defense pursuant to paragraph (a), fails to assume the defense within thirty (30) days from receipt of a Claim Notice, does not diligently defend the Third Party Claim or the Indemnifying Party and any Indemnified Party are both parties to or subjects of such Legal Proceeding and a conflict of interest exists between the Indemnifying Party and such Indemnified Party which has the potential of materially and adversely affecting the interests of the Indemnified Party in the defense of such Legal Proceeding, then the Indemnified Party may elect to defend the Third Party Claim and employ counsel reasonably satisfactory to the Indemnifying Party to represent or defend the Indemnified Party against any such Third Party Claim and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel (such expenditures to be reimbursed promptly after submission of invoices therefor); provided, however, that the Indemnifying Party shall not, in connection with any Action or separate but substantially similar Actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for any Indemnified Party, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such Action. If the Indemnifying Party does assume the defense of a Third Party Claim, the Indemnified Party shall have the right to participate in the defense of such Third Party Claim at its expense. If the Indemnifying Party does assume the defense of a Third Party Claim, the Indemnifying Party shall reasonably cooperate in providing information to and consulting with the Indemnified Party about the Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of such Third Party Claim.
(c) Payment for Claims. All Losses owed by the Indemnifying Party to the Indemnified Party shall be paid in full within ten (10) Business Days after a final judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed, unless otherwise provided in such final settlement or agreement.
(d) Settlement Limitations. Notwithstanding anything to the contrary contained herein (other than the second proviso of Section 9.3(a)), in no event shall (i) the Indemnified Party consent to the entry of judgment or enter into any settlement with respect to a Third Party Claim for which it is seeking indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed or (ii) the Indemnifying Party consent to the entry of judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such judgment or settlement and such judgment or settlement includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party.
(e) Procedure for Non-Third Party Claims. Any Losses and related claims for indemnification by a Party pursuant to this Agreement that are not deemed to be Third Party Claims, including any fact, circumstance, act or omission that could reasonably be expected to give rise to a right on the part of the Indemnified Party to indemnification under this Article IX, shall be noticed by the Indemnified Party to the Indemnifying Party as soon as practicable (but in no event later than ten Business Days after receiving actual notice of or otherwise acquiring actual knowledge of any such, fact, circumstance, act or omission; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that the Indemnifying Party may have hereunder with respect to any such Losses and related claims, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure. Any such notice shall describe in reasonable detail the nature of the Loss and the related claim, including the facts, circumstances, acts or omissions that give rise or may give rise to such Loss. Upon receipt of any such notice, the Indemnifying Party shall notify the Indemnified Party as to whether the Indemnifying Party accepts liability for any such Loss and related claim. In the event that the provisions of Section 5.4 (with respect to Tax matters) conflict with the provisions of this Section 9.3, the provisions of Section 5.4 shall govern.

9.4 Survival.
(a) The representations and warranties of the Parties contained in this Agreement, and rights to indemnification in respect thereof, shall survive the Closing and continue in effect until:
(1) in the case of all representations and warranties, other than those set forth in clause (2) and (3) below, the eighteen (18) month anniversary of the Closing Date,
(2) in the case of the representations and warranties set forth in Sections 3.1(a) (Organization and Related Matters), 3.1(b) (Authorization), 3.1(d) (Title to Shares), 3.1(f) (No Brokers or Finders), 3.2(a) (Organization and Related Matters), 3.2(b) (Authorization), 3.2(d) (Shares), 3.2(f)(Taxes), 3.2(o)(Employee Benefits) and 3.2(u) (No Brokers and Finders), thirty (30) days following the expiration of the statute of limitation period applicable to the underlying claim, including any waivers or extensions thereof,
(3) in the case of representations and warranties set forth in Section 3.2(r)(Government Contracts), the date that is three (3) years from the Closing Date, and
(4) in the case of claims based on actual fraud, without limitation.
(b) Any representation or warranty or right to indemnification related to such representation or warranty that would otherwise terminate in accordance with the preceding clause (a) will continue to survive if a notice of indemnification with respect to a breach of any representation and warranty or right to indemnification made in this Agreement shall have been given to the Indemnifying Party by the Indemnified Party on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved in full as provided in this Article IX.
9.5 Limitations on Indemnification.
(a) Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Party shall not have any obligation to provide indemnification under Section 9.1(a), Section 9.1(e) or Section 9.2(a) for any Losses except to the extent that the aggregate amount of all such Losses exceeds $300,000 (the “Aggregate Basket”), in which case the Sellers shall be liable under Sections 9.1(a) and 9.1(e) and Buyer shall be liable under Section 9.2(a) only for such Losses which exceed the Aggregate Basket; provided that the foregoing shall not apply to (i) the representations and warranties set forth in Sections 3.1(a) (Organization and Related Matters), 3.1(b) (Authorization), 3.1(d) (Title to Shares), 3.1(f) (No Brokers or Finders), 3.2(a) (Organization and Related Matters), 3.2(b) (Authorization), 3.2(d) (Shares), 3.2(f)(Taxes), 3.2(o)(Employee Benefits) (but only to the extent that such Losses relate directly to the Plans (expressly excluding any Plans sponsored and maintained by AdvanceMed)) and 3.2(u) (No Brokers and Finders), and (ii) claims based on actual fraud, with respect to which, in each case, all Losses in connection therewith shall be recoverable from the first dollar and shall not be counted in determining whether the Aggregate Basket has been exceeded.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the maximum obligation of the Indemnifying Party to provide indemnification under Section 9.1(a), Section 9.1(e) or Section 9.2(a) shall be limited to an aggregate dollar amount equal to $6,200,000 (the “Aggregate Cap”); provided, however that any Losses arising out of (i) Sections 3.1(a) (Organization and Related Matters), 3.1(b) (Authorization), 3.1(d) (Title to Shares), 3.1(f) (No Brokers or Finders), 3.2(b) (Authorization), 3.2(d) (Shares), 3.2(f)(Taxes), 3.2(o)(Employee Benefits), and 3.2(u) (No Brokers and Finders) shall not be subject to the Aggregate Cap, but rather shall be limited to an aggregate dollar amount equal to the Purchase Price; (ii) Section 3.2(r) (Government Contracts), which shall not be subject to the Aggregate Cap, but instead shall, together with all Losses for which indemnification is provided pursuant to Sections 9.1(a) and 9.1(e), be limited to an aggregate dollar amount equal to $8,000,000; or (iii) claims based on actual fraud for which indemnification obligations hereunder shall be unlimited.
(c) Notwithstanding anything to the contrary contained in this Article IX, any amount payable by the Sellers pursuant to Section 9.1(a) in respect of any Losses shall be decreased to the extent that the amount of such Losses would equitably be considered to have been paid as a result of the existence of any liability, reserve or other item reflected in the Current Liabilities on the Closing Balance Sheet (it being understood that such Losses shall equitably be considered to have been paid only to the extent that they resulted in a reduction in the amounts paid by Buyer at the Closing).
9.6 Treatment of Payments. To the extent allowed by Law, all payments made pursuant to Section 5.4 and this Article IX shall be treated as adjustments to the Purchase Price for the Shares.
9.7 Remedies Exclusive. The remedies provided for in this Article IX shall constitute the sole and exclusive remedy for any breach or inaccuracy in any representation or warranty contained in this Agreement, except (i) for claims arising out of any breach of Section 5.2, and (ii) for claims based on actual fraud, or relieve or limit the liability of any Party or any officer, trustee or director of such Party from any liability arising out of or resulting from actual fraud in connection with the transactions contemplated by this Agreement or waive or affect the equitable remedies of injunctive relief and specific performance to which a Party may be entitled.
9.8 Waiver of Contribution. After the Closing, the Sellers waive, and acknowledge and agree that the Sellers shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against AdvanceMed or the Buyer in connection with any actual or alleged breach of any representation, warranty or obligation of any CSC Party set forth in this Agreement, except for the rights of the Sellers and their respective Affiliates to exercise and enforce their rights under the Related Agreements. For the avoidance of doubt, this Section 9.8 shall not be construed to waive or otherwise limit in any way the Sellers’ right to seek indemnification under this Agreement and the Related Agreements in connection with any actual or alleged breach of any representation, warranty or obligation of Buyer hereunder or thereunder.
9.9 Mitigation; Insurance; Tax Benefits.
(a) The Parties shall cooperate with each other with respect to resolving any Indemnifiable Claim, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. Each Party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for an Indemnifiable Claim such that each Party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement.

(b) To the extent that a Party obtains recovery in respect of any Third Party Claims from any third parties, such party shall use the funds provided by such recovery (in lieu of funds provided by any other party pursuant to the indemnification provisions of this Article IX) to pay or otherwise satisfy such Third Party Claims and the amount of any Losses with respect to any Third Party Claim for which indemnification is available under this Article IX shall be reduced by the amount of such insurance proceeds or other such funds realized or paid to the Indemnified Party net of all costs and expenses, including premium increases. If, after the making of any payment in respect of a Third Party Claim under this Article IX, the amount of the Losses to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction will promptly be repaid by the Indemnified Party to the Indemnifying Party.
(c) The amount of any Losses subject to indemnification under this Article IX shall be reduced by the Tax Benefit actually realized by the Indemnified Party on account of such Losses. For purposes hereof, “Tax Benefit” shall mean the amount of any refund to the Indemnified Party of Taxes actually paid by them or reduction in the amount of Taxes that otherwise would have been paid by the Indemnified Party as a result of any deductions or losses allowable to the Indemnified Party in respect of such Losses.
9.10 Fraud Requires Actual Knowledge.
For the avoidance of doubt, a Party shall not be considered to have committed actual fraud hereunder if any of its representations and warranties hereunder were untrue at the time they were made or were required to be updated (regardless of whether the untrue matter constitutes a breach of such representations or warranties or provides a basis for indemnification hereunder) so long as the Party had no actual knowledge at such time that such representations or warranties were untrue.
ARTICLE X
GENERAL
10.1 Usage. All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. “Shall” and “will” have equal force and effect. “Hereof,” “herein,” “hereunder” and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References in an instrument to “Article,” “Section” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa. All accounting terms not otherwise defined herein have the meaning assigned under GAAP.

10.2 Amendments; Waivers. This Agreement and any Schedule or Exhibit attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.
10.3 Schedules; Exhibits; Annexes. Each Schedule, Exhibit and Annex delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although the Disclosure Schedules need not be attached to each copy of this Agreement. The mere inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed an admission by the CSC Parties that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Further, any fact or item which is disclosed on any Schedule to this Agreement in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement reasonably apparent shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.
10.4 Further Assurances. Each of Buyer and the CSC Parties will use commercially reasonable efforts to cause all conditions to its and the other Party’s obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each of Buyer and the CSC Parties shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement the transactions contemplated hereby. With respect to the securing of any requisite Approvals after Closing, the Parties shall timely and promptly make all filings which may be required for the securing of such Approvals. In furtherance and not in limitation of the foregoing, each of Buyer and the Sellers shall use commercially reasonable efforts (at the Buyer’s sole expense) to file notification and report forms and similar applications with any applicable Governmental Entity whose Approval may be required following the Closing Date. Buyer and the Sellers shall cooperate and use their respective commercially reasonable efforts (at the Buyer’s sole expense) to respond to any requests for information by any Governmental Entity in connection with such post-Closing Approvals.
10.5 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.
10.6 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
10.7 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party.
10.8 Performance by Subsidiaries. Each Party agrees to cause its Subsidiaries to comply with any obligations hereunder relating to such Subsidiaries and to cause its Subsidiaries to take any other action which may be necessary or reasonably requested by the other Party in order to consummate the transactions contemplated by this Agreement.

10.9 Waiver. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.
10.10 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both Parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. In event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.
10.11 Damages Determination. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party (or its Affiliates) shall, in any event, be liable to the other Party (or its Affiliates) for (a) any indirect, incidental or consequential damages or (b) any special, exemplary or punitive damages (other than in connection with Third Party Claims), except in each case with respect to claims based on actual fraud.
10.12 Knowledge Convention. Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to any Party pursuant to this Agreement is made “to [its] knowledge” or words of similar intent or effect of any Party or its representative, the Person making such statement shall be deemed to be making such statements “to [its] best knowledge” and shall be accountable only for facts and other information which, as of the date the representation is given, are actually known, after due inquiry and investigation, to the Person making such statement, which with respect to the CSC Parties means the persons identified on Schedule 10.12 hereto, and with respect to any other Person that is a corporation, means the knowledge of such corporation’s executive officers.
10.13 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c), (c) mailed by certified or registered mail (postage prepaid), receipt requested, or (d) sent by Express Mail, Federal Express or other express delivery service, receipt requested, to the Parties and at the addresses specified herein or to such other address or to such other Person as either Party shall have last designated by such notice to the other Party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified herein and an appropriate confirmation of transmission is received, (ii) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address. Any notice or other communication hereunder shall be delivered as follows:
If to the Sellers or to AdvanceMed prior to the Closing Date, addressed to:
Computer Sciences Corporation
3170 Fairview Park Drive
Falls Church, Virginia 22042
Attention: Travis L. Koberg
Facsimile No.: (703) 645-2186

With a copy to:
Computer Sciences Corporation
3170 Fairview Park Drive
Falls Church, Virginia 22042
Attention: William H. Venema
Facsimile No.: (703) 849-1015
and
Baker Botts L.L.P.
2001 Ross Avenue
Suite 1100
Dallas, Texas 75201
Attention: Neel Lemon
Facsimile No.: (214) 661-4954
If to Buyer or to AdvanceMed after the Closing Date, addressed to:
NCI Information Systems, Inc.
11730 Plaza America Drive
Reston, Virginia 20190
Attention: Michele Cappello
Facsimile No.: (703) 707-6901
With a copy to:
Pillsbury Winthrop Shaw Pittman LLP
1650 Tysons Boulevard
McLean, Virginia 22102
Attention: Craig E. Chason
Facsimile No.: (703) 770-7901
10.14 Publicity and Reports. Prior to the Closing, the Parties shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with and obtaining the consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that to the extent that a particular action is required by applicable Law, the Parties shall be obligated only to use commercially reasonable efforts to consult with the other Party prior to issuing any such press release, publicity statement or other public notice. Nothing herein shall prevent reasonable pre-Closing communication between AdvanceMed and its clients for the purpose of responding to client concerns regarding the effect of the transactions contemplated by this Agreement on service delivery; provided that to the extent permitted by applicable law, the CSC Parties shall obtain Buyer’s prior written consent (which shall not be unreasonably withheld or delayed) as to the content, timing and delivery of such communications and shall provide Buyer with all information it reasonably requests in connection with such client concerns.

10.15 Integration. This Agreement, the Confidentiality Agreement and the Related Agreements, together with the Schedules, Exhibits and Annexes thereto, (a) constitute the entire agreement among the Parties pertaining to the subject matter hereof and (b) supersede all prior agreements and understandings of the Parties in connection therewith, except for the Confidentiality Agreement, which remains in full force and effect until the Closing Date, at which time it shall terminate.
10.16 Expenses. The Sellers and Buyer shall each pay their own expenses incident to the evaluation of AdvanceMed and the Business and the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel. For the avoidance of doubt, AdvanceMed shall not be required to pay or accrue for the payment of any such expenses incurred by AdvanceMed or on behalf of the Sellers, all of which expenses shall be paid by the Sellers.
10.17 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable by a Party without the written consent of the other Parties; provided, however, no consent shall be required for Buyer to make a collateral assignment to its lender or to make an assignment in whole or part of its rights, duties and obligations hereunder to a controlled Subsidiary, provided further however that such assignment shall not relieve Buyer of its obligations under this Agreement.
10.18 Representation By Counsel; Interpretation. The Parties each acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the Party that drafted it has no application and is expressly waived. If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the Parties.
10.19 Reference of Disputes to Senior Officers of CSC and Buyer. Any dispute between the Sellers and Buyer arising out of or in connection with this Agreement or the Related Agreements or any alleged breach hereof or thereof may, at the option of either the Sellers or Buyer, be submitted for discussion and possible resolution by senior officers of CSC and Buyer, as designated by their respective chief executive officers, for a period of thirty (30) days (or such longer period as the Parties may in particular cases so decide) before initiating any litigation pursuant to Section 10.20 hereof.
10.20 Jurisdiction and Venue for Resolution of Disputes. All litigation relating to or arising under or in connection with this Agreement or any of the Related Agreements shall be brought only in a United Stated District Court or a state court located in the State of Delaware, which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement or any Related Agreement, with each Party irrevocably consenting, to the fullest extent permitted by applicable Law, to the jurisdiction and venue thereof for any actions, suits or proceedings arising out of or relating to this Agreement or any Related Agreement. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, such immunity in respect of its obligations under this Agreement or any Related Agreement. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of jurisdiction or venue of any suit, action or proceeding arising out of or relating to this Agreement or any Related Agreement in any such Delaware court. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.21 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENT. THIS WAIVER APPLIES TO ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT LEGAL COUNSEL REGARDING THIS WAIVER AS WELL AS ALL OTHER PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT.
10.22 No Third Party Beneficiaries. This Agreement is not intended to, and shall not be construed to, confer upon any Person other than the Parties any rights or remedies hereunder; provided, however, that the Buyer Indemnified Parties and the Seller Indemnified Parties are third party beneficiaries of Article IX.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

COMPUTER SCIENCES CORPORATION
By:	/s/ Randy E. Philips
	Name:	Randy E. Philips
	Title:	Corporate VP and Chief Development Officer

DYNCORP
By:	/s/ James W. Sheaffer
	Name:	James W. Sheaffer
	Title:	President

ADVANCEMED CORPORATION
By:	/s/ Phyllis Kay
	Name:	Phyllis Kay
	Title:	President

NCI INFORMATION SYSTEMS, INC.
By:	/s/ Charles K. Narang
	Name:	Charles K. Narang
	Title:	CEO

[Signature Page to Securities Purchase Agreement]